Registration No. 333-__________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

(Amendment No. 2 )

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CANNABIS SATIVA, INC.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation or organization)

7200

(Primary Standard Industrial Classification Code)

20-1898270

(I.R.S. Employer Identification Number)

1646 W. Pioneer Blvd., Suite 120 Mesquite, NV

Phone: (702) 346-3906

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Nevada Agency and Transfer Company

50 West Liberty Street, Suite 880

Reno, NV  89501

Telephone: (775) 322-0626

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Gary R. Henrie, Esq.

P.O. Box 107

315 Kimball's Garden Circle

Nauvoo, IL  62354

Tel: (309) 313-5092

Email: grhlaw@hotmail.com

Approximate date of commencement of proposed sale to public:

From time to time after the effective date of this registration statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $.001 per share	230,775 shares(1)	$4.10(2)	$946,178	$117.80

(1)The 230,775 common shares are being registered for resale by Selling Stockholders who may acquire such shares upon the exercise of warrants.

(2)The closing price of the common shares on December 11, 2017.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any state where such offers are not permitted.

Subject to completion,

December _____, 2017

PROSPECTUS

230,775 Shares

CANNABIS SATIVA, INC.

Common Stock

We are registering the resale of 230,775 shares of common stock of Cannabis Sativa, Inc., a Nevada corporation (the "Company"), by the Selling Stockholders who may acquire such shares upon the exercise of warrants. While we will receive the proceeds from the exercise of the warrants, the Selling Stockholders will receive all of the proceeds from the sale of the shares. We will pay all expenses incident to the registration of the shares under the Securities Act of 1933, as amended.

At the present time our common stock is listed on the OTCQB under the symbol CBDS. The Selling Stockholders will sell the shares at prevailing market prices or at privately negotiated prices.

Investing in our common stock involves risks, which are described in the "Risk Factors" section beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December _____, 2017.

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything not contained in this prospectus, and, if given or made, any such other information or representation should not be relied upon as having been authorized by us. The selling stockholders are not offering to sell, or seeking offers to buy, our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains forward-looking statements. The words "forecast", "eliminate", "project", "intend", "expect", "should", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

·Our ability to achieve our business of producing and selling products;

·The legalization of cannabis production and use in states where it is not currently legal;

·Our ability to attract, retain and motivate qualified employees and management.

·The impact of federal, state or local government regulations;

·Competition in the cannabis industry;

·Availability and cost of additional capital;

·Litigation in connection with our business;

·Our ability to protect our trademarks, patents and other proprietary rights;

·Other risks described from time to time in our periodic reports filed with the Securities and Exchange Commission

This list of factors that may affect future performance and the accuracy of forward-looking statements are illustrative but not exhaustive. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.

Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and our consolidated financial statements and accompanying notes. Any references to "we", "us" "our" or "the Company" refer to Cannabis Sativa, Inc., a Nevada corporation.

Our Business

We are engaged in the research, development, acquisition and licensing of specialized natural cannabis related products, including cannabis formulas, edibles, topicals, strains, recipes and delivery systems.  We also are engaged in marketing and branding within the cannabis space, including with our trademark pending "hi" brand and others. We hold a license for a proprietary cannabis lozenge delivery methodology, and a proprietary cannabis trauma cream formula.  We have recently been awarded a U.S. patent for a strain of cannabis plant named Ecuadorian Sativa (also referred to as CTS-A or CTA).  We also have U.S. patents pending on cannabis based compositions and methods of treating hypertension and a lozenge delivery system. We plan to license our intellectual property, including patents, branding and know-how to companies licensed under, and in full compliance with, state regulations applicable to cannabis businesses.  In addition, through its 51% owned subsidiary PrestoCorp, the Company operates an online telemedicine service that allows patients to use secure and confidential video conference technology to speak with a licensed physician for a medical marijuana evaluation.

Our Offices

Cannabis Sativa, Inc. is a Nevada corporation organized on November 5, 2004. Our principal executive offices are located at 1646 W. Pioneer Blvd., Suite 120 Mesquite, NV.  Our telephone number is (702) 346-3906.

Our Website

Our Internet address is http://cannabissativainc.com/. Information contained on our website is not part of this prospectus.

The Offering

Shares of common stock offered by us: None.

Shares of common stock that may be sold by the selling stockholders: 230,775.

Our common stock is listed on the OTCQB under the symbol CBDS. The Selling Shareholders will sell the shares at prevailing market prices or at privately negotiated prices.

Use of proceeds:

We will not receive any proceeds from the resale of the shares offered hereby.  All proceeds will be paid to the Selling Stockholders.  However, we would receive proceeds if the Selling Shareholders exercise such warrants.

Risk factors:

The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 9.

We will pay all expenses incident to the registration of the shares under the Securities Act.

Summary Financial Information

The tables and information below are derived from the Company's audited consolidated financial statements for the years ended December 31, 2016, and 2015.

Balance Sheet Summary	December 31, 2016	December 31, 2015
	(Audited)	(Audited)

Cash	$257,746	$10,356
Prepaids	158,160	44
Intangible assets, net	2,940,968	2,902,254
Total assets	3,710,775	2,992,058
Total liabilities	877,867	456,557
Total stockholders' equity	2,832,908	2,535,501

Statements of Operations Summary	Year Ended December 31, 2016	Year Ended December 31, 2015
	(Audited)	(Audited)

Revenues	$29,168	$11,344
Gross profit	1,847	1,321
Operating expenses	2,831,417	8,969,253
Net loss	(3,154,599)	(9,432,715)
Net Loss per Common Share:
Basic & Diluted Continuing Operations	(0.18)	(0.57)
Basic & Diluted Discontinued Operations	-	(0.01)

The tables and information below are derived from the Company's unaudited consolidated financial statements at September 30, 2017, and for the nine month periods ended September 30, 2017 and September 30, 2016.

Balance Sheet Summary	September 30, 2017
(Unaudited)

Cash and cash equivalents	$220,255
Other current assets	1,166,909
Intangible assets, net	3,838,224
Goodwill	4,719,869
Total assets	10,017,239
Total liabilities	1,593,503
Non-controlling interest	3,329,640
Total stockholders' equity	8,423,736

Statement of Operations Summary	Nine Month Period Ended September 30, 2017	Nine Month Period Ended September 30, 2016
	(Unaudited)	(Unaudited)

Revenues	$124,446	$24,243
Gross profit	51,325	15,676
Operating expenses	5,111,006	890,009
Net loss	(5,100,660)	(851,392)
Net loss per common share basic & diluted	(0.26)	(0.05)

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline and you may lose part or all of your investment. In the opinion of management, the risks discussed below represent the material risks known to the Company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock.

Our consolidated financial statements contain a going concern qualification.

The Company's annual audited consolidated financial statements contain a going concern qualification.  We have incurred net losses and used significant cash in operating activities since inception and have an accumulated deficit of approximately $60,000,000 and working capital deficit of approximately $410,000 at December 31, 2016.  These factors raise substantial doubt about our ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on its ability to raise adequate capital to fund operating losses until it is able to engage in profitable business operations. To the extent financing is not available, the Company may not be able to, or may be delayed in, developing its services and meeting its obligations. The Company has not entered into any agreements or arrangements for the provision of additional debt or equity financing. However, the Company has warrants outstanding that if exercised will bring additional financing into the Company.  Nevertheless, there can be no assurance that the Company will be able to obtain the additional debt or equity capital required in order to continue its operations on terms acceptable to it or at all.

We require additional financing to satisfy our current contractual obligations and execute our business plan.

We have not been profitable since inception. As of December 12, 2017, we had approximately $90,000 in cash. Net cash used in operating activities was $332,031 and $252,018 for the years ended December 31, 2015 and 2016, respectively. The cash used was obtained through financing activities and we will need to obtain cash through financing activities in order sustain our business operations for the foreseeable future.  No assurances can be given that we will be able to raise the necessary capital in order to continue to operate and grow our business.

We have a limited operating history and it is difficult to evaluate our potential for business success.

We do not have a long established history of operations and have yet to recognize significant revenue.  As such, we face all the risks inherent in a new business and there can be no assurance we will be successful and/or profitable. Our entry into the cannabis and herbal skin care products industries and our lack of a significant operating history makes it difficult to evaluate the risks and uncertainties we face. Our failure to address these risks and uncertainties could cause our business results to suffer.

Unfavorable publicity or consumer perception of our products or any similar products distributed by other companies could have a material adverse effect on our business and financial condition.

We believe our product sales will be highly dependent on consumer perception of the safety, quality and efficacy of our products as well as similar or other products distributed and sold by other companies. Consumer perception of our products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, national media attention, and other publicity including publicity regarding the legality, safety or quality of particular ingredients or products or the herbal skin care and cannabis markets in general.  From time to time, there is unfavorable publicity, scientific research or findings, litigation, regulatory proceedings and other media attention regarding our industries.  There can be no assurance that future publicity, scientific research or findings, litigation, regulatory proceedings, or media attention will be favorable to the herbal skin care and cannabis markets or any particular product or ingredient, or consistent with earlier publicity, scientific research or findings, litigation, regulatory proceedings or media attention.  Adverse publicity, scientific research or findings, litigation, regulatory proceedings or media attention, whether or not accurate, could have a material adverse effect on our business and financial condition.  In addition, adverse publicity, reports or other media attention regarding the safety, quality, or efficacy of our products or ingredients of herbal skin care products and cannabis products in general, or associating the use of our products or ingredients in general with illness or other adverse effects, whether or not scientifically supported or accurate, could have a material adverse effect on our business and financial condition.

We are subject to the risk of product liability claims and the loss of any such claim in excess of our insurance coverage could have a material adverse effect on our business and financial condition.

As a licensing company (in the case of the Company) and a manufacturer and distributor of products (in the case of the licensed operators) designed to be ingested by humans, the licensed operators and the Company face an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of marijuana-infused products based on the Company's recipes and brands involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of the Company's and the licensed operator's products alone or in combination with other medications or substances could occur.  We are also subject to the inherent risk of product liability claims and litigation as a manufacturer and distributor of products for topical application. The manufacture and sale of these products involves the risk of injury to consumers due to tampering by unauthorized third parties or product contamination.  We carry product liability insurance on our products in amounts we believe adequate but no assurance can given that our coverage will continue to be available at acceptable prices or that such coverage will be adequate in scope and coverage to protect us from product liability claims.

Our business is subject to intellectual property risks.

We plan to apply for patent protection for some of our products.  Because the labeling regulations applicable to our herbal skin care products require that the ingredients be listed on product containers, we believe that patent protection is practical to differentiate ourselves in the product marketplace given the large number of manufacturers who produce herbal supplements having many active ingredients in common.  However, many of our products will be protected by trade secrets through proprietary processes and formulas.  We plan to enter into confidentiality agreements with our employees who are involved in research and development activities in sensitive areas. While we plan on taking reasonable steps to ensure confidentiality, we have no assurance that our trade secrets will remain confidential. Additionally, we will attempt to obtain trademark and trade dress protection for our products.  However, there can be no assurance that our efforts to obtain trademarks will be successful nor can there be any assurance that third-parties will not assert claims against us for infringement of their intellectual property rights.  If an infringement claim is asserted, we may be required to obtain a license of such rights, pay royalties on a retrospective or prospective basis, or terminate our manufacturing and marketing of any infringing products.  Litigation with respect to such matters could result in substantial costs and diversion of management and other resources and could have a material adverse effect on our business and financial condition.

Our failure to comply with existing or new regulations, both in the United States and abroad, or an adverse action regarding product formulation, claims or advertising could have a material adverse effect on our business and financial condition.

Our business operations, including the formulation, manufacturing, packaging, labeling, advertising, distribution and sale of our products, are subject to regulation by various, federal, state and local government entities and agencies, potentially including the FDA and FTC in the United States as well as foreign entities and agencies.  We could be subjected to challenges to our marketing, advertising or product claims in litigation or governmental, administrative or other regulatory proceedings.  Failure to comply with applicable regulations or withstand such challenges could result in changes in product labeling, packaging, or advertising, product reformulations, discontinuation of our product by retailers, loss of market acceptance of the product by consumers, additional record keeping requirements, injunctions, product withdrawals, recalls, product seizures, fines, monetary settlements or criminal prosecution.  Any of these actions could have a material adverse effect on our business and financial condition.

We depend on our officers and the loss of their services would have an adverse effect on our business.

We have officers and directors of the Company and of our subsidiaries that are critical to our chances for business success.  We are dependent on their services to operate our business and the loss of these persons, or any of them would have an adverse impact on our operations until such time as he or she could be replaced, if he could be replaced.  Other than an employment contract we have with Donald Lundbom, our CFO, wWe do not have employment agreements with our officers and we do not carry key man life insurance on their lives.

Because we are significantly smaller than the majority of our competitors, we may lack the resources needed to capture market share.

The herbal skin care industry and the cannabis industry are highly competitive and are affected by changes in consumer tastes, as well as national, regional and local economic conditions and demographic trends.  Our sales can be affected by changes in consumer tastes and practices.  We compete with a variety of other manufacturers, producers and distributors with name brand recognition who manufacture more than just a single product or product line.  Most of our competitors have been in existence longer and have a more established market presence and substantially greater financial, marketing and other resources than do we.  New competitors may emerge and may develop new or innovative herbal skin care and cannabis products that compete with our products. No assurance can be given that we will be able to compete successfully in the herbal skin care and the cannabis industries.

Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited.

We have incurred substantial losses during our history. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carry-forwards, or NOLs, and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We may experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry-forwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

We will need to expand our operations and increase the size of the Company, and we may experience difficulties in managing growth.

As we increase the number of products we own or have the right to sell, we will need to increase our sales, marketing, product development and scientific and administrative headcount to manage these programs. In addition, to meet our obligations as a public company, we will need to increase our general and administrative capabilities. Our management, personnel and systems currently in place may not be adequate to support this future growth. Our need to effectively manage our operations, growth and various projects requires that we:

● successfully attract and recruit new employees with the expertise and experience we will require;

● successfully grow our marketing, distribution and sales infrastructure; and

● continue to improve our operational, manufacturing, financial and management controls, reporting systems and procedures.

If we are unable to successfully manage this growth and increased complexity of operations, our business may be adversely affected.

We may not be able to continue to pay employees, consultants, vendors and independent contractors through the issuance of equity instruments in order to conserve cash.

We have paid numerous employees, consultants and vendors fees through the issuance of equity instruments in order to conserve our cash, however there can be no assurance that our employees, our vendors, consultants or independent contractors, current or future, will continue to agree to this arrangement. As a result, we may be asked to spent more cash for the same services, or we may not be able to retain the same employees, consultants, vendors, etc.

Legal disputes could have an impact on our Company.

We own and license technologies originally developed by other persons and have officers and directors leave the Company from time to time.  We also engage in other business matters that are common to the business world that can result in disputations of a legal nature.  In the event the Company is ever sued or finds it necessary to bring suit against others, there is the potential that the results of any such litigation could have an adverse impact on the Company.

Our common stock is quoted on the OTCQB.  An investment in our common stock must be considered to be risky and there can be no assurance that the price for our stock will not decrease substantially in the future.

Our common stock is quoted on the OTCQB.  The market for our stock has been volatile and has been characterized by large swings in the trading price that do not appear to be directly related to our business or financial condition.  As a result, an investment in our common stock must be considered to be risky and there can be no assurance that the price for our stock will not decrease substantially in the future.

If our stock trades below $5.00 per share it is subject to special sales practice requirements that could have an adverse impact on any trading market that may develop for our stock.

If our stock trades below $5.00 per share it is subject to special sales practice requirements applicable to "penny stocks" which are imposed on broker-dealers who sell low-priced securities of this type.  These rules may be anticipated to affect the ability of broker-dealers to sell our stock, which may in turn be anticipated to have an adverse impact on the market price for our stock if and when an active trading market should develop.

Our officers, directors and principal stockholders own a large percentage of our issued and outstanding shares and other stockholders have little or no ability to elect directors or influence corporate matters.

As of December 12, 2017, our officers, directors and principal stockholders were deemed to be the beneficial owners of approximately 50% of our issued and outstanding shares of common stock.  As a result, such persons are able to determine the outcome of any actions taken by us that require stockholder approval.  For example, they will be able to elect all of our directors and control the policies and practices of the Company.

We do not anticipate paying dividends in the foreseeable future.

We have never paid dividends on our stock. The payment of dividends, if any, on the common stock in the future is at the discretion of the board of directors and will depend upon our earnings, if any, capital requirements, financial condition and other relevant factors. The board of directors does not intend to declare any dividends on our common stock in the foreseeable future.

We have the ability to issue additional shares of common stock without stockholder approval.

We are authorized to issue up to 45,000,000 shares of common stock.  To the extent of such authorization, the officers of the Company have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as they believe to be sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the Company's current stockholders.   The Company is also authorized to issue up to 5,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by the board of directors.  To the extent of any authorizations, such designations may be made without stockholder approval. The designation and issuance of a series of preferred stock in the future could create additional securities which may have voting, dividend, liquidation preferences or other rights that are superior to those of the common stock, which could effectively deter any takeover attempt of the Company.

Marijuana remains illegal under Federal law.

Marijuana is a Schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law. Since federal law criminalizing the use of marijuana preempts state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in our inability to proceed with our business plan.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our proposed operations.

Local, state, and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter certain aspects of our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt certain aspects of our business plan and result in a material adverse effect on certain aspects of our planned operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to certain aspects of our proposed medical marijuana businesses. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

USE OF PROCEEDS

Shares totaling 230,775 offered by this prospectus are being offered solely for the account of the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTCQB under the symbol "CBDS".

For the periods indicated, the following table sets forth the high and low per share intra-day sales prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	High ($)	Low ($)
Fiscal Quarter Ended September 30, 2017	$4.95	$2.61

Fiscal Quarter Ended June 30, 2017	$6.45	$3.22

Fiscal Quarter Ended March 31, 2017	$9.50	$5.45

Fiscal Year 2016

Fourth Quarter	$8.25	$2.94
Third Quarter	$3.32	$1.69
Second Quarter	$2.60	$1.52
First Quarter	$3.73	$0.30

Fiscal Year 2015

Fourth Quarter	$2.23	$0.62
Third Quarter	$3.71	$1.01
Second Quarter	$5.65	$2.12
First Quarter	$9.25	$3.16

Dividends and Dividend Policy

We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. We cannot assure you that we will pay dividends in the future. Our future dividend policy is within the discretion of our Board of Directors and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Equity Compensation Plan Information

The 2017 Stock Plan was adopted by the Board of Directors on June 19, 2017. Under this plan, a maximum of 3,000,000 shares of our common stock, par value $0.001, were authorized to be issued. The plan was registered on Form S-8 with the United State Securities and Exchange Commission.  Under the plan, common shares can be issued to officers, directors, employees and independent consultants for services provided to the Company in lieu of cash compensation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Certain statements in this prospectus constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Corporate History

We were incorporated under the laws of Nevada in November 2005.  We acquired a wholly-owned subsidiary named Kush, a Nevada corporation, in June 2014 in exchange for shares of our common stock.  Since November 2015, Kush has been spun off and is no longer a subsidiary of the Company.  Our wholly-owned subsidiary Wild Earth Naturals, Inc. ("Wild Earth") was acquired by us in July 2013 in exchange for shares of our common stock.  We acquired a 50.1% interest in our subsidiary iBudtender, Inc., including its wholly owned subsidiary iBudtender, LLC, a California limited liability company (collectively, "iBudtender") in August of 2016 in exchange for cash and shares of our common stock. On July 27, 2017, we acquired a 51% interest in PrestoCorp, a Delaware corporation, in exchange for shares of our common stock.  From our inception through September 30, 2013, we were engaged in the tanning salon business and operated a tanning salon in Saratoga Springs, Utah under the name "Sahara Sun Tanning."  As a result of our acquisition of Wild Earth in July 2013, we became engaged in the herbal skin care products business.  On September 30, 2013, we sold the assets of the tanning salon business to a third party.

Description of Our Business

We are engaged in the research, development, acquisition and licensing of specialized natural cannabis related products, including cannabis formulas, edibles, topicals, strains, recipes and delivery systems.  We also are engaged in marketing and branding within the cannabis space, including with our trademark pending "hi" brand and others. We hold a license for a proprietary cannabis lozenge delivery methodology, and a proprietary cannabis trauma cream formula.  We have recently been awarded a U.S. patent for a strain of cannabis plant named Ecuadorian Sativa (also referred to as CTS-A or CTA).  We also have U.S. patents pending on cannabis based compositions and methods of treating hypertension and a lozenge delivery system.  Our online portal iBudtender (www.ibudtender.com) offers information and patient reviews on marijuana dispensaries, cannabis businesses, marijuana strains, edibles, concentrates and products. iBudtender’s software has been designed to help cannabis patients find cannabis products that are right for them.  Through its 51% owned subsidiary PrestoCorp, the Company operates an online telemedicine service that allows patients to use secure and confidential video conference technology to speak with a licensed physician for a medical marijuana evaluation. PrestoCorp currently offers its services in New York, California and Nevada and is actively targeting expansion into additional states where medical marijuana is legal.

Our Strategy

We plan to license our intellectual property, including patents, branding and know-how to companies licensed under, and in full compliance with, state regulations applicable to cannabis businesses.   We also plan to market certain products and to control the quality of our products beginning at the formulation stage and continuing through controlled sourcing of raw ingredients, manufacturing, packaging, and labeling.  We will continue to support and prosecute our pending patents, and to develop and acquire new patents, trade secrets, trademarks and other intellectual property. In addition, we will seek new branding and licensing opportunities for our intellectual property and we will seek strategic corporate and product acquisitions.

Results of Operations

Three Months Ended September 30, 2017, compared with the Three Months Ended September 30, 2016

Revenue for the fiscal quarters ended September 30, 2017 and 2016 was $121,400 and $6,707, respectively. Cost of revenues for the fiscal quarters ended September 30, 2017 and 2016 was $69,144 and $1,243, respectively. Gross profit for the fiscal quarters ended September 30, 2017 and 2016 was $52,256 and $5,464, respectively.  Net loss for the fiscal quarter ended September 30, 2017 was $1,133,087 compared to net loss of $471,354 for the fiscal quarter ended September 30, 2016.  The increase in revenue and the corresponding increase in gross profit was a result of the acquisition of a 51% interest in PrestoCorp, a Delaware corporation, on July 27, 2017.

Total operating expenses were $1,194,208 for the fiscal quarter ended September 30, 2017 and $456,844 for the fiscal quarter ended September 30, 2016.  The increase of $737,364 was due primarily to an increase of $732,496 in professional fees related to the development of business transactions for the Company.  The bulk of the expenses for both quarters were non-cash transactions where stock was issued for services.  Despite the large net loss amounts for both quarters, because of non-cash transactions, the net cash used in operating activities was $270,253 for the quarter ended September 30, 2017 and $56,976 for the quarter ended September 30, 2016.

Nine Months Ended September 30, 2017, compared with the Nine Months Ended September 30, 2016

Revenue for the nine month periods ended September 30, 2017 and 2016 was $124,446 and $24,243, respectively. Cost of revenues for the nine month periods ended September 30, 2017 and 2016 was $73,121 and $8,567, respectively. Gross profit for the nine month periods ended September 30, 2017 and 2016 was $51,325 and $15,676, respectively.  Net loss for the nine month period ended September 30, 2017 was $5,100,660 compared to net loss of $851,392 for the nine month period ended September 30, 2016.  The revenue increase and its corresponding impact on gross profit is also the result of the acquisition of an interest in PrestoCorp as explained earlier.

Total operating expenses were $5,111,006 for the nine month ended September 30, 2017 and $890,009 for the nine month period ended September 30, 2016.  The increase of $4,220,997 was due primarily to an increase of $3,318,695 in professional fees related to the development of business transactions for the Company.  The bulk of the expenses for both nine month periods was non-cash transactions.  In the nine month period ended September 30, 2017, the primary non-cash transaction was stock issued for services and amortization of prepaids in the amount of $3,199,481.  In the nine month period ended September 30, 2016, the primary non-cash transaction was also stock issued for services and amortization of prepaids in the amount of $1,570,124.  Despite the large net loss amounts for both quarters, because of non-cash transactions, the net cash used in operating activities was $657,938 for the nine month period ended September 30, 2017 and $168,755 for the nine month period ended September 30, 2016.

Fiscal year ended December 31, 2016 compared with fiscal year ended December 31, 2015

Revenue for the fiscal years ended December 31, 2016 and 2015 was $29,168 and $11,344, respectively. Cost of revenues for the fiscal years ended December 31, 2016 and 2015 was $27,321 and $10,023, respectively. Gross profit for the fiscal years ended December 31, 2016 and 2015 was $1,847 and $1,321, respectively.  Net loss for the fiscal year ended December 31, 2016 was $3,133,376 compared to net loss of $9,432,715 for the fiscal year ended December 31, 2015.

Total operating expenses were $2,831,417 for the fiscal year ended December 31, 2016 and $8,969,253 for the fiscal year ended December 31, 2015.  The bulk of the expenses for both years were large non-cash transactions.  In 2016, the large non-cash transaction was stock issued for services in the amount of $2,643,067.  In 2015, the large non-cash transaction was also stock issued for services in the amount of $8,806,250.  Despite the large net loss amounts for both years, because of non-cash transactions, the net cash used in operating activities was $252,018 for 2016 and $332,031 for 2015.

Liquidity and Capital Resources

As stated above, our operations used $657,938 in cash for the nine month period ended September 30, 2017. During the same period, financing activities provided cash of $772,150. Cash provided by financing activities during the period came from cash proceeds from the sale of stock in the amount of $415,136 and cash proceeds from a private offering of stock in the amount of $356,100.

Also, as stated above, our operations used $252,018 in cash for the year ended December 31, 2016. During the same year, financing activities provided cash of $558,773. Cash required during 2016, came from cash proceeds from related parties in the amount of $368,781 and cash proceeds from a private offering of stock in the amount of $197,730.

In addition, as stated above, our operations used $332,031 in cash for the year ended December 31, 2015. During the same year, financing activities provided cash of $313,053. Cash required during 2015, came from cash proceeds from related parties in the amount of $345,408.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  We incurred net loss of $3,133,376 and $9,432,715, respectively, for the years ended December 31, 2016 and 2015.  Likewise, we incurred net loss of $5,100,660 and $851,392, respectively, for the nine month periods ended September 30, 2017 and 2016, and had an accumulated deficit of $64,214,293 as of September 30, 2017.  The Company may seek to raise money for working capital purposes through a public offering of its equity capital or through a private placement of equity capital or convertible debt.  The Company also has outstanding warrants that upon potential exercise could bring funding into the Company.  It will be important for the Company to be successful in its efforts to raise capital in this manner if it is going to be able to further its business plan in an aggressive manner.  Raising capital in this manner will cause dilution to current shareholders.

As of December 12, 2017, the Company had cash on hand of approximately $90,000.  As a result, the Company has sufficient liquidity to meet the immediate needs of its current operations.

Off Balance Sheet Arrangements

None

DESCRIPTION OF BUSINESS

Company Background

Cannabis Sativa, Inc., formerly named Ultra Sun Corporation was incorporated under laws of Nevada in November, 2005.  We conduct some of our operations through our subsidiaries Wild Earth Naturals, Inc., a Nevada corporation, iBudtender, Inc., a Colorado corporation, Eden Holdings LLC, a Virginia limited liability company, Kubby Patent and Licenses, Limited Liability Company, a Texas limited liability company and Hi Brands International Inc., a Nevada corporation.  We acquired a wholly-owned subsidiary named Kush, a Nevada corporation, in June 2014 in exchange for shares of our common stock.  Since November 2015, Kush has been spun off and is no longer a subsidiary of the Company.  Our wholly-owned subsidiary Wild Earth Naturals, Inc. ("Wild Earth") was acquired by us in July 2013 in exchange for shares of our common stock.  We acquired a 50.1% interest in our subsidiary iBudtender, Inc., including its wholly owned subsidiary iBudtender, LLC, a California limited liability company (collectively, "iBudtender") in August of 2016 in exchange for cash and shares of our common stock. On July 27, 2017, we acquired a 51% interest in PrestoCorp, a Delaware corporation, in exchange for shares of our common stock.  From our inception through September 30, 2013, we were engaged in the tanning salon business and operated a tanning salon in Saratoga Springs, Utah under the name "Sahara Sun Tanning."  As a result of our acquisition of Wild Earth in July 2013, we became engaged in the herbal skin care products business.  On September 30, 2013, we sold the assets of the tanning salon business to a third party.

Our common stock is quoted for trading on the OTC Market QB under the symbol CBDS.

Our principal executive offices are located at 1646 W. Pioneer Blvd., Suite 120, Mesquite, Nevada  89027. Our telephone number is (702) 346-3906.

Business Strategy

We are engaged in the research, development, acquisition and licensing of specialized natural cannabis related products, including cannabis formulas, edibles, topicals, strains, recipes and delivery systems.  We also are engaged in marketing and branding within the cannabis space, including with our trademark pending "hi" brand and others. We hold a license for a proprietary cannabis lozenge delivery methodology, and a proprietary cannabis trauma cream formula.  We have recently been awarded a U.S. patent for a strain of cannabis plant named Ecuadorian Sativa (also referred to as CTS-A or CTA).  We also have U.S. patents pending on cannabis based compositions and methods of treating hypertension and a lozenge delivery system. We plan to license our intellectual property, including patents, branding and know-how to companies licensed under, and in full compliance with, state regulations applicable to cannabis businesses.

Through our iBudtender subsidiary, we are in the technology space with proprietary software and an app focused on sharing information between cannabis products, patients and businesses,  which app we plan releasing in 2018 . The iBudtender App will feature patient reviews, nutritional information, directions, warnings, local availability and more.  We intend to monetize this technology through advertisements, business to business sales and additional technology offerings.

Through its 51% owned subsidiary PrestoCorp, the Company operates an online telemedicine service that allows patients to use secure and confidential video conference technology to speak with a licensed physician for a medical marijuana evaluation. PrestoCorp currently offers its services in California and Nevada and is actively targeting expansion into additional states where medical marijuana is legal.

In addition to licensing, branding and technology, we are involved in mainstream medical prescription discounts, offering that service free of charge to patients, and receiving a percentage on each prescription refill with the hi Benefits Discount Pharmacy Card. Furthermore, the Company continues to seek the acquisition of companies, intellectual property and other assets that fit within the company's strategic plans.

Wild Earth Naturals

Wild Earth is an herbal skin care products formulation and marketing company that targets the growing natural health care products market in the United States and abroad.  We develop and manufacture high-quality, herbal based skin care products providing healthier choices to consumers.  We use specialized ingredient mixing processes to produce plant glycerite/mineral herbal blends and oil extractions, which we believe will be unique to the natural health products industry.  The ingredients for our products are and will continue to be selected to meet a number of criteria, including, but not limited to: safety, potency, purity, stability, bio-availability, and efficacy.  We plan to control the quality of our products beginning at the formulation stage and continuing through controlled sourcing of raw ingredients, manufacturing, packaging, and labeling.

iBudtender

iBudtender (www.ibudtender.com) is an online portal that offers information and patient reviews on marijuana dispensaries, cannabis businesses, marijuana strains, edibles, concentrates and products. iBudtender's software has been designed to help cannabis patients find cannabis products that are right for them via patient reviews, nutritional information, directions, warnings and local availability; and order it locally for pickup or delivery. The iBudtender business platform for dispensaries owners, delivery services owners and manufacturers is designed to increase business as well as promote data sharing in an effort to help patients find the best and most effective products.

PrestoCorp

PrestoCorp (a.k.a. PrestoDoctor), is an online telemedicine platform providing access to knowledgeable physicians for a safe and confidential way to get a medical marijuana recommendation using secure video conferencing technology (https://prestodoctor.com).  Appointments through PrestoDoctor's website are generally completed in 10-15 minutes, and can be scheduled and completed in the same day. This convenience eliminates the need for patients to travel to an in-person appointment or wait in line at a clinic. More than 40,000 users have registered to consult with PrestoDoctor's 15+ licensed physicians across the United States. PrestoDoctor currently offers services in California and Nevada, and is actively targeting expansion into multiple additional states in the coming months.

Eden Holdings LLC

Eden Holdings LLC ("Eden Holdings") was formed under the laws of Virginia as a wholly owned subsidiary of the Company.  Eden Holdings was formed on August 8, 2014, for the purpose of holding the intellectual property of the Company.  As of November 22, 2017, there has been no activity in Eden Holdings.

Hi Brands International Inc.

On February 6, 2015, the Company formed Hi Brands International Inc., a Nevada Corporation and wholly owned subsidiary of the Company ("Hi Brands").  On February 25, 2015, Hi Brands entered into a Purchase, Supply and Joint Venture Agreement (the "Agreement"), with Centuria Natural Foods, Inc. ("Centuria") whereby Cannabis Sativa would market Centuria's proprietary CBD (Cannabidiol) Rich Hemp Oil products.  No business was ever transacted under the Agreement.  The Agreement was terminated on October 6, 2016, by the mutual consent of the parties.  As of November 22, 2017, there has not been any activity in Hi Brands other than the execution of and the termination of the Agreement.

Kubby Patent and Licenses, Limited Liability Company ("KPAL").

KPAL is a Texas limited liability company which holds the Company's U.S. patent for a strain of cannabis plant named "Ecuadorian Sativa" (also known as CTS-A and CTA) and patent applications on cannabis based compositions and methods of treating hypertension and a lozenge delivery system.  During the year ended December 31, 2016, the U.S. Patent and Trademark issued a patent to KPAL for the Ecuadorian Sativa strain of cannabis.

Perceived Cannabis Industry Trends

We believe the cannabis industry will be characterized by the following principal trends: an increased emphasis on high quality products; an increased emphasis on scientific validation for products in the market place; more liberal regulation in regard to cannabis, even under the current administration as states' rights continue to emerge; more consolidation, take-over, and buy-out of companies in the retail, wholesale, and supply side channels; more mainstream companies entering the marketplace; and more funded research on the potential long-term health benefits of cannabis as well as its potential curative properties.

Vision

Our vision is to become a highly visible, diversified, international business promoting superior quality branded products and offering effective customer service, fair compensation, sound management and a great working environment. Over time, we plan to expand our branding, research and development, intellectual properties and licensing activities to reach markets worldwide.  In order to achieve this vision, our goal is to develop and/or acquire intellectual property which will allow our licensees to provide innovative and effective medicinal cannabis products and cost-effective alternatives for customers seeking quality, affordable natural health products to aid in wellness and appearance.  In conducting our day-to-day operations, we will strive to:

• Treat all colleagues and co-workers with respect & fairness.

• Follow a philosophy that says, "Delivering quality and customer satisfaction is our business."

• Develop and enhance the skills of its associates with the intention of providing financially rewarding business opportunities.

Through a long-term commitment to this vision statement, we hope to become known as a company that is committed to its customers, associates, and communities.

Products

Proprietary Cannabis Strain. The Company owns a patented cannabis sativa plant strain known as Ecuadorian Sativa or "CTA".  The Company intends to further research the CTA strain and to ultimately monetize this intellectual property through licensing agreements in conjunction with state medical marijuana laws as well as establish business relationships with scientific research organizations to develop agricultural biologic applications based upon specific plant strain research and development methodologies.

Lozenges and Edibles. The Company owns intellectual property (recipes and process/methods) for use in medical marijuana edibles and lozenges.  The Company's proprietary lozenge is unlike other edibles of which may take up to an hour or more to take effect. Based upon preliminary results, our lozenges generally take effect within a period of five to 15 minutes.  We believe the rapid acting characteristics of our lozenges will overcome a major issue with cannabis consumption, which has been the need to inhale cannabis in order to receive a rapid response.  In addition to the lozenges, we have other forms of edibles under development.

Recover. Recover Deep Penetrating Healing Balm is a fast acting anti-inflammatory pain reliever for sore muscles, joints, arthritic and back pain. Organic with hemp seed oil, menthol, capsicum, and black pepper.

Trauma Cream. Developed for blended infusion of cannabinoids and THC; Arnica is a primary ingredient for its numbing effect.

Face Garden.  An antioxidant, moisturizing cream for the face.  The ingredients in this formula include DMAE, Vitamins Ester C, B5, Oils of Evening Primrose and Borage Seed, which are believed to firm the skin and reduce puffiness and wrinkles, while restoring the skin to a natural glow and supple appearance. Hempseed, Neem, and Jojoba Oils are added to lock in moisture.

Body Garden.  A moisturizing body lotion designed to relieve itchy dry skin and protect against sun damage.  The ingredients in this formula include Hempseed Oil, Green Tea, and Blue Green Algae. The organic herbs, essential oils, butters, and minerals used in "Body Garden" have been formulated to provide nutrition to the skin which we believe encourages the dermis to remain healthy or return to health.

Lip Garden.  An emollient balm containing Vitamin E and Hemp Butter that we believe can assist with healing of the lips while keeping them supple and moist.

CBD Drinking Water. A cannabidiol infused, THC free non psychoactive fortified with water-soluble hemp oil for maximum absorption and superior bio-availability. We have terminated distribution of the water pending clarity on legality of CBD following the Drug Enforcement Agency suggesting CBD is a Schedule One drug through a rule change to 21 CFR 1308 published on December 14, 2016 in the Federal Register.

Clothing and Merchandise. We offer Wild Earth Naturals and "hi" branded logo men's and women's fashion tee shirts and sweatshirts from American Apparel, as well as caps and coffee mugs through the Company's www.wildearthnaturals.com website.

hi Benefits Discount Pharmacy Card.  The hi Benefits Discount Pharmacy Card offers unlimited use with any pharmacy in the network, never expires and is easily and instantly activated. Members can save 10%-70% on prescriptions. Membership is free and there is no need for a physical card, a member can use a digital image saved on a smartphone, or can print a card if preferable. Accepted at all major pharmacies including Rite Aid, CVS, Costco and Target.

Objectives

Our current strategy is to continue prosecution of the pending patents, to develop and acquire new patents, trade secrets, trademarks and other intellectual property. In addition, we will seek new branding and licensing opportunities for our intellectual property and we will seek strategic corporate and product acquisitions.

Marketing & Distribution

Market Conditions in the Cannabis Industry

Our target markets are those where states have legalized the production and use of cannabis.  Eight states plus the District of Columbia have approved ballot measures to legalize cannabis for adult recreational use.  As of December 31, 2016, 28 U.S. states, the District of Columbia and the territories of Guam and Puerto Rico have legalized the use of cannabis for medical use in some form. However, it may take multiple years for a state to establish regulations and for cannabis businesses to begin generating revenue from operations in that state.

Non-Infused Products and Merchandise

We launched our wildearthnaturals.com website in August 2013, employing high quality graphic artists and designers. We use social media, primarily Facebook, to drive traffic to our websites.  Our online stores at www.wildearthnaturals.com are producing sales at this time.

During 2017, we plan to utilize direct business to business sales, internet advertising, social media market, and trade show participation to generate sales leads, orders and to entry into leading retailers and wholesalers throughout the U.S.  No assurances can be given that we will be successful in such efforts.

Infused Products

For cannabis infused products, we are developing our customer base through licensing agreements with third parties who are compliant with state cannabis laws in the states in which they conduct business.

We plan to build brand awareness by utilizing a mix of social media, trade shows, education efforts, and direct marketing to targeted businesses.

Geographic Presence

We plan to build brand awareness for our products in states where medical cannabis is legal, and to sell non-infused products throughout the United States.

Competition

Cannabis Industry

While we do not sell cannabis, we do license our intellectual property to others who do sell cannabis in states where medicinal cannabis is legal.  Therefore, we look to the participants in the medical cannabis market for information on competition, as such competition will have an effect on our ability to license our branding and other intellectual property.

We believe the competition in the cannabis market will include numerous cannabis product companies that are highly fragmented in terms of geographic market coverage, distribution channels and product categories – with companies taking a state by state approach.  We believe that competition is principally based upon price, quality, efficacy of products, branding, marketing, customer service, and trade support.  We anticipate that large pharmaceutical companies may begin to compete in the cannabis product market. These companies and certain larger entities may have broader product lines and/or larger sales volumes than companies such as ours our those of our licensees.  Larger entities entering this market may have significantly greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities. We anticipate that many of the larger competitors will be able to compete more effectively due to a greater extent of vertical integration. The entry of larger competitors could have a material adverse effect on our results of operations and financial condition.

Skin Care

Our competition includes numerous skin care companies that are highly fragmented in terms of geographic market coverage, distribution channels, and product categories. In addition, large pharmaceutical companies compete with us in the skin care market.  These companies and certain large entities have broader product lines and larger sales volumes than us and have greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities. Among our more prominent competitors are: Earthly Body, Burt's Bees, Melaleuca and Clarins, all of which have substantially longer track records and greater financial resources and operating efficiencies than do we. As a company with limited capital resources, we believe will be at a competitive disadvantage until such time as we develop a broad portfolio of products that are known and accepted in the industry and we are able to demonstrate a history of financial stability. There can be no assurance that we will be able to compete effectively in the market.

Technology

The competition for our information technology platform iBudtender.com and the iBudtender App which will be released in 2018, include companies such as Weedmaps, Leafly, MassRoots, and Leafstrain.  Competition in the information technology market for cannabis is growing rapidly and many of our competitors are have more experience and greater financial resources than do we. As a company with limited capital resources, we may be at a competitive disadvantage in a rapidly changing information technology market.

Raw Materials and Suppliers

Our products are produced using ingredients that we believe to be readily available from several sources. We purchase our raw materials from a number of different vendors. Our apparel and merchandise is procured through Printful.com.

Intellectual Property

We hold certain intellectual property (the "IP") consisting of recipe and process/method to maximize the cannabinoid concentrations to be used to make a medical marijuana ("MMJ") edible or to make a MMJ lozenge.  We also hold rights to a proprietary recipe and process/method to maximize the cannabinoid concentrations to be used to make a salve/ointment containing CBD and Arnica Montana.

We also hold the rights of a patent for the CTA strain of cannabis and we hold two patent applications filed with the U.S. Patent and Trademark Office with regard to use of the CTA strain in a lozenge and as a treatment for hypertension. We are continuing to pursue these applications; however, no assurances can be given that the remaining patent applications will result in the issuance of any patents.

We are also pursuing the "hi" mark in several categories filed with the U.S. Patent and Trademark Office. An objection has been filed by Tweed Corporation who wishes to use the mark on apparel. Settlement talks are ongoing.  The Company uses (or licenses) the "hi" branding for skin care products, edibles (infused and non-infused), apparel and branded merchandise.

We hold a Federal trademark on the name and stylized branding of "Wild Earth Naturals".  We have acquired the following registered U.S. Trademarks: Cannabis*Sativa®, DISPENSARxY®, and CannaRx®. The IP identifiers are Cannabis*Sativa®, Registration Number 4,868,622, DISPENSARxY®, Registration Number 4,642,830 and CannaRx®, Registration Number 4,725,687. The Marks are registered in CL 35 under Goods and Services.  No assurance can be given that such steps as the company has and will take will provide sufficient protection against potential competitors and we may be unable to successfully assert our intellectual property rights or these rights may be invalidated, circumvented or challenged.  Any such invalidity, particularly with respect to our product names, or a successful intellectual property challenge or infringement proceeding against us, could have a material adverse effect on our business.

Effect of Existing or Probable Governmental Regulations on the Business

Cannabis is currently a Schedule I controlled substance under the CSA and is, therefore, illegal under federal law. Even in those states in which the use of cannabis has been legalized pursuant to state law, its use, possession or cultivation remains a violation of federal law. A Schedule I controlled substance is defined as one that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The U.S. Department of Justice (the "DOJ") defines Schedule I controlled substances as "the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence." If the federal government decides to enforce the CSA, persons that are charged with distributing, possessing with intent to distribute or growing cannabis could be subject to fines and/or terms of imprisonment, the maximum being life imprisonment and a $50 million fine, even though these persons are in compliance with state law.

In light of such conflict between federal laws and state laws regarding cannabis, the previous administration under President Obama had effectively stated that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis.  The new administration under President Trump has not yet indicated whether it will change the previously stated policy of low-priority enforcement of federal laws related to cannabis. The Trump administration could change this policy including DOJ support of the Cole Memo, and decide to strongly enforce the federal laws applicable to cannabis. Any such change in the federal government's enforcement of current federal laws could cause significant financial damage to us. While we do not currently harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement policies of the federal government.

The Company and our licensed products will also be subject to a number of other federal, state and local laws, rules and regulations.  We anticipate that our licensees and vendors will be required to manufacture our products in accordance with the Good Manufacturing Practices guidelines and will be subject to regulations relating to employee safety, working conditions, protection of the environment, and other items.  The current administration has indicated that it will closely scrutinize the cannabis industry, in particular, recreational marijuana.  Changes in laws, rules and regulations or the recall of any product by a regulatory authority, could have a material adverse effect on our business and financial condition.

In addition to cannabis related regulations, our skin care and nutraceuticals products are subject to a number of federal, state and local laws, rules and regulations.  We are required to manufacture our products in accordance with the Good Manufacturing Practices guidelines and we are also subject to regulations relating to employee safety, working conditions, protection of the environment, and other items.  Changes in such laws, rules and regulations or the recall of any product by a regulatory authority, could have a material adverse effect on our business and financial condition.

The Cole Memo

Because of the discrepancy between the laws in some states, which permit the distribution and sale of medical and recreational cannabis, from federal law that prohibits any such activities, then DOJ Deputy Attorney General James M. Cole during the Obama administration, issued the Cole Memo concerning cannabis enforcement under the CSA. The Cole Memo guidance applies to all of the DOJ's federal enforcement activity, including civil enforcement and criminal investigations and prosecutions, concerning cannabis in all states.

The Cole Memo reiterates Congress's determination that cannabis is a dangerous drug and that the illegal distribution and sale of cannabis is a serious crime that provides a significant source of revenue to large-scale criminal enterprises, gangs, and cartels. The Cole Memo notes that the DOJ is committed to enforcement of the CSA consistent with those determinations. It also notes that the DOJ is committed to using its investigative and prosecutorial resources to address the most significant threats in the most effective, consistent, and rational way. In furtherance of those objectives, the Cole Memo provides guidance to DOJ attorneys and law enforcement to focus their enforcement resources on persons or organizations whose conduct interferes with any one or more of the following important priorities (the "Enforcement Priorities") in preventing:

• the distribution of cannabis to minors;

• revenue from the sale of cannabis from going to criminal enterprises, gangs, and cartels;

• the diversion of cannabis from states where it is legal under state law in some form to other states;

• state-authorized cannabis activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

• violence and the use of firearms in the cultivation and distribution of cannabis;

• drugged driving and the exacerbation of other adverse public health consequences associated with cannabis use;

• the growing of cannabis on public lands and the attendant public safety and environmental dangers posed by cannabis production on public lands; and

• cannabis possession or use on federal property.

We intend to conduct rigorous due diligence to verify the legality of all activities that we engage in and ensure that our activities do not interfere with any of the Enforcement Priorities set forth in the Cole Memo.

Research and Development

We plan to continue to conduct research and development activities with an initial focus on the following:

• Identify and research new strains of cannabis and combinations of cannabis and cannabinoid nutrients that may be candidates for new products;

• Identify and research products, including intellectual property, that will benefit enhance or benefit the cannabis industry, from cultivation to consumers.

• Introduce new herbal ingredients for use in supplements;

• Study the metabolic activities of existing and newly identified ingredients;

• Enhance existing products, as new discoveries in cannabis are made;

• Formulate products to meet diverse regulatory requirements across all of its markets;

• Investigate processes for improving the production of its formulated products; and

• Investigate activities of natural extracts and formulated products in laboratory and clinical settings.

It is through our internal research and development efforts and our relationships with outside research organizations and health care providers that we believe we will be able to develop high quality products. We plan for our research and development activities to include developing products that are new to the industry, updating existing formulas to keep them current with the latest science, and adapting existing formulas to meet ever-changing regulations in new and existing domestic markets.  We will select our ingredients to meet a number of criteria, including, but not limited to: safety, potency, purity, stability, bio-availability, and efficacy. We will require our licensees and vendors to control the quality of our products beginning at the formulation stage, and maintain quality control through controlled sourcing of raw ingredients, manufacturing, packaging, and labeling.  Going forward, we intend to increase our spending and resources for research and development.

Environmental Laws

We have no known costs, and none are anticipated, from environmental laws, rules and regulations.

Number of Total Employees and Number of Full Time Employees

As of December 12, 2017, we had 3 employees, not including our 5 executive officers who receive no cash salary.  Our employees are not represented by unions and we consider our relationship with our employees to be good. The Company also has relationships with several independent contractors who provide services to the Company on a regular basis.

Facilities

Our office, warehouse, R&D and manufacturing facility is located at 1646 W. Pioneer Blvd., Suite 120, Mesquite, Nevada.  The leased space constitutes a total of 2,539 square feet.  The building is in an industrial park setting, and a new exit off of Interstate 15 was recently completed, indicating more growth in the area which is the fastest growing city in Nevada. We pay a total of $1,392 per month for our space.

MANAGEMENT

Executive Officers and Directors

The following table indicates the name, age, term of office and position held by each of our executive officers and directors.  The term of office for each officer position is for one year or until his or her successor is duly elected and qualified by the board of directors.  The term of office for a director is for one year or until his or her successor is duly elected and qualified by the stockholders.

Name	Age	Position
Mike Gravel	87	CEO and Director
David Tobias	65	President, Secretary and Director
Catherine Carroll	76	Treasurer and Director
Stephen Downing	78	Chairman and Director
Deborah Goldsberry	50	Director
Trevor Reed	53	Director
Donald J. Lundbom	66	CFO

Certain biographical information with respect to our executive officers and directors.

Mike Gravel.  Mike Gravel, retired, served as a U.S. Senator from Alaska from 1969 to 1981.  Senator Gravel sat on the Finance, Interior, Environmental and Public Works committees, and chaired the Energy, Water Resources, Buildings and Grounds and Environmental Pollution subcommittees.  Senator Gravel is best known for his work on the Vietnam War.  He filibustered for five months which contributed to the end of the military draft.  He challenged the U.S. Government by releasing the Pentagon Papers.  When the Nixon administration refused to allow the New York Times to publish information on the Pentagon Papers, Senator Gravel attempted to read the entire 7,000 pages of the document into the Senate record. The Supreme Court blocked his attempt.  Senator Gravel then wrote The Senator Gravel Edition, The Pentagon Papers in 1971.  He again had to go before the Supreme Court and received a ruling that affected the Speech and Debate Clause of the Constitution.  In retirement, Gravel has written two books, Jobs and More Jobs, and Citizen Power.  Senator Gravel served as a director of Kush from March 2013 to July 2014, prior to its acquisition by the Registrant.

David Tobias.  Mr. Tobias has served as President of Wild Earth Naturals since May, 2013.  He also served as the President of Hemp, Inc. from August 2011 to January 9, 2014.  Prior to that, from October 2009 until May 2011, Mr. Tobias held the position of Vice President at Medical Marijuana Inc. where he was instrumental in bringing forward and culminating the merger between CannaBank and Medical Marijuana, Inc. He was earlier Sales Manager for Tulsa custom builder Xcite Homes, from October 2008 to August 2009. Among other qualifications, Mr. Tobias brings to the Board executive leadership experience, including his service as a president of a public company, along with extensive entrepreneurial experience. Mr. Tobias also has a keen sense of the social, political, and economic environment in which the company operates.

Catherine Carroll.  Ms. Carroll has been self-employed since 1984. Ms. Carroll brings an extensive background in accounting, tax preparation, IRS audits, and appeals to the company. The Board believes that her insights gained from teaching basic tax preparation classes for 15 years, being an expert witness in tax court; along with her "Life Time Limited Services" teacher's credential in accounting at Delta College in Stockton, CA for 6 years brings the company a valuable perspective.  Ms. Carroll had been serving as the CFO, Director and as the Treasurer of the Company since July of 2013.  Effective January 30, 2017, she will no longer function as the Company's CFO and will focus her efforts on her positions as Treasurer and Director and keeping the books of the Company.

Stephen Downing.  Mr. Downing served as a member of the Los Angeles Police Department for 20 years.  He started as a patrol officer and rose through the ranks working assignments that included vice, narcotics, detectives, and staff and command positions, ultimately being appointed to the rank of Deputy Chief of Police, where he oversaw the LAPD's Special Investigations and Personnel and Training Bureaus. While still on the force, Downing wrote for numerous network television series. After retiring from the LAPD, Mr. Downing expanded his creative endeavors into television production, working both as a writer and producer, ultimately becoming the executive producer/show runner of several series including MacGyver, Robocop, and Fx – The Series.  Mr. Downing has been semi-retired for the past 10 years.  During that time, because of his law enforcement experiences commanding the LAPD's narcotic enforcement program, he has become a nationally recognized advocate for finding an exit strategy to end the war on drugs.  Mr. Downing currently divides his time between drug reform advocacy and his love of creative writing.  Mr. Downing served as a director of Kush from March 2013 to July 2014 prior to its acquisition by the Registrant.

Deborah Goldsberry.  Ms. Goldsberry's business affiliations during the past six years include the following:

• Works as an ambassador for Magnolia Wellness of Oakland, California where she is responsible for public relations, product development and sales.  She also manages social media and customer relations using a multiple of platforms.  She has been in this position from February, 2014 to the present.

• Works as a business consultant for Liana Limited of Oakland, California where she is responsible for policy analysis and advocacy work, and public relations and outreach to clients.  She also consults on a variety of medical marijuana and related projects.

Ms. Goldsberry is a long-time medical cannabis activist.  She has hands-on experience having pioneered the highly acclaimed Berkeley Patients Group in Berkeley, California and Magnolia Wellness in Oakland, California.  As an activist, Ms. Goldsberry co-founded several industry non-profit organizations, including Americans for Safe Access, the Medical Cannabis Safety Council, and Cannabis Action Network. She currently serves on the National Organization for the Reform of Marijuana Laws (NORML) Women's Alliance, is a board member at California NORML, and is a former board member of the Marijuana Policy Project. She was twice named Freedom Fighter of the Month by HIGH TIMES, as well as Freedom Fighter of the Year at the 2011 Cannabis Cup in Amsterdam. Ms. Goldsberry was also honored with NORML's Paula Sabine Award for the importance of women in leadership in ending marijuana prohibition.

Trevor Reed.  Mr. Reed has experience as a contractor, builder and cannabis producer. Mr. Reed started his first company 1989, a hardwood flooring company in Santa Fe, New Mexico. That experience led 15-year career as a custom builder of spec homes in New Mexico. Mr. Reed also engaged in small scale land development and commercial construction in New Mexico.  In 2008, Trevor moved to Bend, Oregon to be closer to family. During his time in Oregon, Mr. Reed began to learn about the cannabis business and started growing cannabis.  Mr. Reed then returned to New Mexico where he became one of the twenty-five licensed producers of cannabis in the State of New Mexico.  Mr. Reed's curiosity and tenacity have led him to being the number one cannabis producer in the State of New Mexico for three years in a row. Mr. Reed has also consulted with State regulatory authorities regarding the development their state cannabis programs. Under Mr. Reed's direction Natural Rx in New Mexico was the first dispensary to become a United Food and Commercial Workers International Union (UFCW) cannabis division member company in 2014. In 2015, Mr. Reed (with partners) established several cannabis dispensaries and cannabis farms in the State of Oregon.

Donald J. Lundbom.  Mr. Lundbom has more than 30 years’ experience in progressively responsible financial and business management positions including Corporate Controller and Vice President of Finance in divisions of three Fortune 500 companies. He has also served as the Chief Operating Officer of a private homebuilder and developer with revenues of $100 million.  During the last ten years Mr. Lundbom has served as a consulting CFO and business advisor to clients in manufacturing and distribution; healthcare delivery; and engineering. His business expertise is focused in business planning and analysis, operations, finance and accounting, mergers and acquisitions, and international.  Mr. Lundbom holds B.S. and MBA degrees from Auburn University and is a certified public accountant licensed in the state of Alabama. He completed Columbia University’s post-graduate Executive Leadership Education program; has been active in angel investment groups; and has taught management accounting at the university level and for a national entrepreneurial program.

Following is a brief description of the specific experience and qualifications, attributes or skills of each director that led to the conclusion that such person should serve as a director of the Company.

Mr. David Tobias' knowledge regarding the business of Wild Earth and the implementation of its business plan, provides a critical link between management and the board, enabling the board to provide its oversight function with the benefit of management's perspective of the business.

Ms. Carroll's knowledge regarding the history, operations and financial condition of Wild Earth provides a critical link between management and the board, enabling the board to provide its oversight function with the benefit of management's perspective of the business.

Mr. Gravel's experience as a director of Kush prior to its acquisition by the Company is important to the continued functioning of Kush.  His contacts as a prior U.S. senator is important to the Company.

Mr. Downing's background of commanding the Los Angeles Police Department's narcotic enforcement program and his being a nationally recognized advocate for finding an exit strategy to end the war on drugs makes him an ideal choice as a board member to assist our push into the cannabis industry.

Ms. Goldsberry's twenty-five years of experience in the medical cannabis industry and her high-profile work in the cannabis industry in California is a natural fit as the Company prepares to expand its reach in the California medical cannabis community.

Mr. Reed's knowledge of the cannabis industry and his work with state regulators in connection with cannabis legislation brings valuable insight regarding the emerging cannabis industry and regulation to the board of directors.

Family Relationships

There are no family relationships between our officers and directors.

Term of Office

The term of office of each director is one year and until his or her successor is elected at the Registrant's annual stockholders' meeting and is qualified, subject to removal by the stockholders.  The term of office for each officer is for one year and until his or her successor is elected at the annual meeting of the board of directors and is qualified, subject to removal by the board of directors.  Mr. Tobias and Ms. Carroll assumed their respective offices and positions in connection with the Wild Earth acquisition in July 2013.   Except as noted below, our other officers and directors assumed their respective offices and positions in connection with the Kush acquisition in June 2014.  Mike Gravel and David Tobias have served as directors since 2014 and 2013, respectively.  However, Mike Gravel was appointed CEO and David Tobias was appointed President of the Company on March 29, 2016.  Donald Lundbom was elected CFO on June 20, 2017.

Board of Directors

Our board of directors consists of six persons, three of whom are "independent" within the meaning of Rule 5605(a)(3) of the NASDAQ Marketplace.  The three that are not independent are officers of the Company.

Our board of directors has designated an audit committee comprised of two independent directors.  The two directors who serve on this committee are Stephen Downing and Trevor Reed.  The board of directors does not have an independent "financial expert" because it does not believe the scope of the Company's activities to date has justified the expenses involved in obtaining such a financial expert.  In addition, our securities are not at this time listed on a national exchange and we are not subject to the special corporate governance requirements of any such exchange.

The board of directors has designated a compensation committee comprised of two independent directors.  The two directors who serve on this committee are Stephen Downing and Trevor Reed.  To date, the Company has not engaged independent compensation consultants to determine or recommend the amount or form of executive or director compensation.

The Company does not have a standing nominating committee and the Company's Board of Directors performs the functions that would customarily be performed by a nominating committee.  The Board of Directors does not believe a separate nominating committee is required at this time due to the limited resources of the Company.  The Board of Directors has not established policies with regard to the consideration of director candidates recommended by security holders or the minimum qualifications of such candidates.

Director Meetings

Generally the Company's Board of Directors held meetings every two weeks during 2017.  At almost every meeting every director was in attendance.

Communications with Directors

Stockholders may communicate with the Board of Directors by sending written communications addressed to the Board of Directors, or any individual director, to: Cannabis Sativa, Inc., Attention: Corporate Secretary,   1646 W. Pioneer Blvd., Suite 120, Mesquite, NV 89027.  All communications will be compiled by the corporate secretary and forwarded to the Board of Directors or any individual director, as appropriate.  In order to facilitate a response to any such communication, the Company's Board of Directors suggests, but does not require, that any such submission include the name and contact information of the shareholder submitting the communication.

Code of Ethics

We have not adopted a Code of Ethics that applies to our executive officers, including our principal executive, financial and accounting officers.  We do not believe the adoption of a code of ethics at this time would provide any meaningful additional protection to the Company because we have only four executive officers and our business operations are not complex.

During the past ten years none of our directors, executive officers, promoters or control persons was:

1)the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2)convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3)subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4)found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding the annual compensation paid to our principal executive officer and principle financial officer in all capacities for the fiscal years ended December 31, 2017 , and 2016 .  No other person served as an executive officer of the Company or received total annual compensation from the Company in excess of $100,000 other than Mr. Tobias , Mr. Gravel, Mr. Lundbom and Ms. Carroll as set forth in the table.

Summary Compensation Table

Name and Position	Year	Salary($)	Stock Awards	Total($)
	2017	$0	$391,809(2)	$391,809
Mike Gravel, CEO (1)	2016	$0	$353,424(2)	$353,424
	2017	$0	$633,809(3)	$633,809
David Tobias, Interim CEO (1)	2016	$0	$384,992(3)	$384,992

	2017	$36,000	$290,855	$326,855(6)
Catherine Carroll, CFO and Treasurer (4)	2016	$0	$279,480(5)	$279,480

Carolyn Merrill, CFO(7)	2017	$0	$63,661	$63,661
Donald J. Lundbom (8)	2017	$0	$ 278,936	$ 278,936

(1)  Mr. Gravel was appointed CEO on March 29, 2016.  Mr. Tobias served as interim CEO from January 1, 2016, through March 29, 2016 .  During 2016 and 2017, Mr. Tobias also served as the president of the Company.

(2)  Mr. Gravel was awarded 147,497 common shares of which 20,000 were for service as a member of the board of directors.   The amount for 2017 does not include stock that was awarded for services as a member of the board of directors.

(3)  Mr. Tobias was awarded 161,653 common shares of which 20,000 were for service as a member of the board of directors.  The amount for 2017 does not include stock that was awarded for services as a member of the board of directors.

(4)  During 2016, Ms. Carroll served the entire year as CFO.  She resigned her position as CFO on January 30, 2017, and now focuses her efforts on her responsibilities as Treasurer and Director of the Company as well as keeping the books of the Company.

(5)  During 2016, Ms. Carroll was awarded 115,590 common shares of which 20,000 were for service as a member of the board of directors.

(6)  Reported compensation for Ms. Carroll for 2017 was for services as CFO for the 30 days in 2017 that Ms. Carroll served in that capacity and for her services as treasurer, a position she served in for the entire year.   The amount for 2017 does not include stock that was awareded for services as a member of the board of directors.

(7)  During 2017 Ms. Merrill served as CFO from January 30, 2017, through June 20, 2017, and for those services was paid the compensation indicated.

(8)  During 2017 Mr. Lundbom served as CFO from June 20, 2017, through December 31, 2017, and for those services was paid the compensation indicated.

We do not have any retirement, pension or profit sharing plans covering our officers or directors, and we are not contemplating implementing any such plans at this time.

Director Compensation

Our directors are issued shares of common stock quarterly for their service on the board or directors.  The number of shares issued to each director each quarter is equal in value to $10,000 at the time of issuance.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth as of December 12, 2017, the number of shares of our common stock, par value $0.001, owned of record or beneficially by each person known to be the beneficial owner of 5% or more of our issued and outstanding shares of common stock, and by each of our officers and directors, and by all officers and directors as a group.  On such date, there were  21,203,024 issued and outstanding shares of our common stock.  As of such date, we had 732,018 shares of preferred stock issued and outstanding that are convertible into shares of common stock on a share for share basis.  Unless indicated otherwise, the address for any shareholder is the same as the address of the Registrant.

Name and Address of Beneficial Owner Principal Stockholders	Amount of Direct Ownership	Amount of Indirect Ownership	Total Beneficial Ownership	Percentage of Class
Sadia Barrameda P.O. Box 1363 Discovery Bay, CA 94505	661,046	4,632,326(1)	5,293,372	25.0%
New Compendium Corp P.O. Box 1363 Discovery Bay, CA 94505	3,909,074(2)	723,252(3)	4,632,326	21.8%
David Tobias	4,631,585(4)	0	4,631,585	21.8%
Officers and Directors
David Tobias	4,631,585(4)	0	4,631,585	21.8%
Catherine Carroll	292,109	0	292,109	1.4%
Mike Gravel	131,416	0	131,416	*
Stephen Downing	35,000	0	35,000	*
Deborah Goldsberry	10,000	0	10,000	*
Trevor Reed	85,000	0	85,000	*
Donald J. Lundbom	21,758	0	21,758	*
All Officers and Directors as a Group (7 persons)	5,206,868	0	5,206,868	24.6%

(1) Ms. Barrameda is deemed to be the beneficial owner of the 4,632,326 shares owned by New Compendium Corporation as a result of her status as an officer, director and sole stockholder of New Compendium.  She is also the beneficial owner of 723,252 shares owned by Honeysuckle Research, Inc. since New Compendium owns 92% of Honeysuckle Research, Inc.

(2) Of the 3,909,074 shares indicated, 3,767,490 are common shares and 141,584 are preferred shares that may be converted into common shares on a share for share basis.

(3) New Compendium is the beneficial owner of 723,252 shares owned by Honeysuckle Research, Inc. since New Compendium owns 92% of Honeysuckle Research, Inc.

(4) Of the 4,631,585 shares indicated, 4,197,790 are common shares and 443,795 are preferred shares that may be converted into common shares on a share for share basis.

* Less than 1%.

SELLING STOCKHOLDERS

This prospectus relates to our registering the resale of 230,775 shares of common stock of the Company by Selling Stockholders who may acquire such shares upon the exercise of warrants. There can be no assurance that the Selling Stockholders will sell any or all of their common stock offered by this prospectus. We do not know if, when, or in what amounts, the selling stockholders may offer the common stock for sale.

Selling Stockholders

The following table sets forth:

·the names of the Selling Stockholders;

·the number of shares of common stock that can be acquired by each of the Selling Stockholders through the exercise of warrants before the offering;

·the number of shares of common stock being registered with respect to each Selling Stockholder;

·the number of shares of common stock owned by each of the Selling Stockholders after the offering assuming all warrants are exercised and all common shares acquired upon the exercise of warrants are sold; and

·the person with voting or investment control if the stockholder is not a natural person.

As of December 6, 2017, there were 21,203,024 shares of common stock outstanding. To the extent that any successor(s) to the named selling stockholder(s) wish to sell under this prospectus, we will file a prospectus supplement identifying such successors as selling stockholders.

Selling Stockholder	Shares Acquirable upon Exercise of Warrants Before the Offering	Shares Being Registered (1)	Shares Owned After the Offering Assuming all Warrants are Exercised and all Shares Sold	Person with Voting or Investment Control

Nicole Sanko	80,000	80,000	0
Victor Elias	17,500	17,500	0
Nancy L. Wise	8,000	8,000	0
Mark C. Musa	12,500	12,500	0
Andrew Hayward	2,000	2,000	0
Anne C. Decker	6,000	6,000	0
Malcom A Smith	1,700	1,700	0
Lewis Shomer and Clare Shomer, Husband and Wife as Community Property WROS	5,000	5,000	0
Marcos Pereira Reis	21,000	21,000	0
Arne C Mortensen	1,700	1,700	0
Michael J. McDonald	20,000	20,000	0
XXX Enterprises, LLC	10,000	10,000	0	Jerry Cornwell
Joseph J. McElmeel, Jr. Trust dated 11/17/93	4,000	4,000	0	Joseph J. McElmeel, Jr.
Hyman A. Azam	2,000	2,000	0
Harold Barson	1,875	1,875	0
Edward Rosenthal	12,500	12,500	0
Max E. Miller	25,000	25,000	0

(1) Each number represents common shares that underlie warrants held by the Selling Stockholder.

PLAN OF DISTRIBUTION

The Selling Stockholders (the "Selling Stockholders") of the common stock ("Common Stock") of the Company and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The common shares are currently listed on the OTCQB under the symbol CBDS.  The Selling Stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• settlement of short sales entered into after the date of this prospectus;

• broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale;

• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

• any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. "Short sale" is the name given to a transaction that takes place when a person believes a company's stock price is about to go down. The person borrows from his broker or other individual shares of the company's stock and sells the borrowed shares at the current price. After the price goes down, the person buys in the market, shares of the company's stock at the reduced price and uses the purchased shares to replace the shares that were borrowed. As a result of the short sale, the person succeeds in buying low and selling high. The buying and selling are simply reversed in order. Short sales can have the effect of driving down the trading price of a company's stock. If a stock price is falling and stockholders are selling short, stock purchases for the purpose of replacing borrowed shares further depress the market and encourages additional short selling. The net effect can be a downward spiral of the stock price of the company.

The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. It is our understanding that no Selling Stockholder has entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale or the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 5,000,000 shares of preferred stock, $0.001 par value and 45,000,000 shares of common stock, $0.001 par value. As of December 6, 2017, 732,018 shares of preferred stock were issued and outstanding and 21,203,024 shares of common stock were issued and outstanding. The outstanding shares of stock have been duly authorized and are fully paid and non-assessable.

Preferred Stock

The Company has designated and determined the rights of Series A preferred stock ("Series A") with a par value of $0.001.  The Company is authorized to issue 5,000,000 shares of Series A.  The holders of Series A are entitled to dividends if the Company declares a dividend on common shares, have no liquidation preference, have voting rights equal to 1 vote per share, and can be converted into one share of common.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors from funds legally available therefore, subject to the dividend preferences of the preferred stock, if any. Upon our liquidation or dissolution, the holders of common stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the preferred stock, if any. Holders of common stock have no preemptive rights, no cumulative voting rights and no rights to convert their common stock into any other securities. Any action taken by holders of common stock must be taken at an annual or special meeting or by written consent of the holders of over 50% of our capital stock entitled to vote on such action.

Warrants

As of December 6, 2017, the Company has warrants issued and outstanding for the purchase of 230,775 shares of its common stock.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Gary R. Henrie, Attorney at Law, Nauvoo, Illinois. These legal matters include that shares of common stock to be sold by the Selling Shareholders are validly issued, fully paid and non-assessable. Mr. Henrie's address is P.O. Box 107, 315 Kimball's Garden Circle, Nauvoo, IL 62354. Mr. Henrie is licensed to practice law in the State of Nevada, the state in which the Company is incorporated and in which its business operations are headquartered.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXPERTS

The audited consolidated financial statements as of December 31, 2016 and December 31, 2015, included in this prospectus have been audited by Hall & Company Certified Public Accountants & Consultants, Inc., an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the resale by the selling stockholders of an aggregate of 230,775 shares of common stock. This prospectus was filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits. Reference is thus made to the omitted information. Statements made in this prospectus are summaries of the material terms of contracts, agreements and documents and are not necessarily complete; however, all information we considered material has been disclosed. Reference is made to each exhibit for a more complete description of the matters involved and these statements are qualified in their entirety by the reference. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Securities and Exchange Commission's principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site (http://www.sec.gov) that contains this filed registration statement, reports, proxy statements and information regarding us that we have filed electronically with the Commission. For more information pertaining to our company and the resale by the selling stockholders of an aggregate of 230,775 shares of common stock, reference is made to the registration statement.

Upon the effective date of this registration statement and thereafter, we will file with the Securities and Exchange Commission annual and quarterly periodic reports on forms 10-K and 10-Q respectively and current reports on form 8-K as needed. We are not required to deliver annual reports to our shareholders and at this time we do not intend to do so. We encourage our shareholders, however, to access and review all materials that we will file with the Securities and Exchange Commission at http://www.sec.gov. Our SEC file number is 000-53571.

CANNABIS SATIVA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	Unaudited
	September 30,	December 31,
	2017	2016

Assets
Current Assets
Cash and Cash Equivalents	$220,255	$257,746
Digital Currency	30,169	41,191
Accounts Receivable, Net	1,558	2,673
Prepaids	1,125,896	158,160
Inventories	9,286	9,128
Investment in Joint Venture	—	—

Total Current Assets	1,387,164	468,898

Property and Equipment, Net	17,260	3,858
Investment	3,980	—
Intangible Assets, Net	3,838,224	2,940,968
Goodwill	4,719,869	247,051
Note Receivable - Related Party	15,742	15,000
Deposits	35,000	35,000

Total Assets	$10,017,239	$3,710,775

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts Payable and Accrued Expenses	$266,407	$164,258
Convertible Note Payable - Net of Discounts	—	—
Derivative	—	—
Stock Subscription Payable	968,830	242,730
Commitments and Contingencies	—	19,000
Due to Related Parties	358,266	451,879

Total Current Liabilities	1,593,503	877,867

Total Liabilities	1,593,503	877,867

Stockholders' Equity:
Preferred stock $0.001 par value; 5,000,000 shares authorized; 732,018 issued and outstanding	732	732
Common stock $0.001 par value; 45,000,000 shares authorized; 20,950,142 and 18,645,021 shares issued and outstanding, respectively	20,950	18,645
Additional Paid-In Capital	69,286,707	61,820,910
Accumulated Deficit	(64,214,293)	(59,226,331)

Total Cannabis Sativa, Inc. Stockholders' Equity	5,094,096	2,613,956

Non-Controlling Interest	3,329,640	218,952

Total Stockholders' Equity	8,423,736	2,832,908

Total Liabilities and Stockholders' Equity	$10,017,239	$3,710,775

The accompanying notes are an integral part of these condensed consolidated financial statements

CANNABIS SATIVA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016

Revenues	$121,400	$6,707	$124,446	$24,243

Cost of Revenues	69,144	1,243	73,121	8,567

Gross Profit	52,256	5,464	51,325	15,676

Operating Expenses
Impairment Expense	—	—	—	—
Professional Fees	1,074,065	341,569	3,871,843	553,148
General and Administrative Expenses	120,143	115,275	1,239,163	336,861

Total Operating Expenses	1,194,208	456,844	5,111,006	890,009

Loss from Operations	(1,141,952)	(451,380)	(5,059,681)	(874,333)

Other (Income) and Expenses
Change in Fair Value of Digital Currency	(8,865)	18,176	11,022	(30,105)
Other Income	—	—	(18,620)	—
Loss on Debt Settlement	—	—	36,697	—
Change in Fair Value of Derivative	—	—	—	—
Gain on Digital Currency Conversion	—	—	—	—
Interest Expense	—	1,798	11,880	7,164

Total Other (Income) and Expenses, net	(8,865)	19,974	40,979	(22,941)

Loss from Continuing Operations Before Discontinued Operations	—	—	—	—
Loss from Discontinued Operations	—	—	—	—

Loss Before Income Taxes	(1,133,087)	(471,354)	(5,100,660)	(851,392)

Income Taxes	—	—	—	—

Net Loss for the Period	(1,133,087)	(471,354)	(5,100,660)	(851,392)

Loss Attributable to Non-Controlling Interest	(72,940)	—	(112,698)	—

Net Loss Attributable To Cannabis Sativa, Inc.	$(1,060,147)	$(471,354)	$(4,987,962)	$(851,392)

Net Loss for the Period per Common Share:
Basic & Diluted	$(0.05)	$(0.03)	$(0.26)	$(0.05)
Basic & Diluted Discontinued Operations	—	—	—	—

Weighted Average Common Shares Outstanding:
Basic & Diluted	19,764,630	18,235,494	19,547,119	17,704,875

The accompanying notes are an integral part of these condensed consolidated financial statements

CANNABIS SATIVA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss for the Period	$(5,100,660)	$(851,392)
Adjustments to Reconcile Net Loss for the Period to Net Cash Used in Operating Activities:
Bad Debt	1,000	—
Change in Fair Value of Digital Currency	11,022	(30,105)
Depreciation and Amortization	323,838	39,231
Stock Issued for Services and Amortization of Prepaids	4,034,930	1,570,124
Stock Returned - Legal Settlement	—	(479,558)
Imputed Interest on Related Party Loans	5,649	3,509
Changes in assets and liabilities:
Accounts Receivable	115	(10,100)
Inventories	(158)	(3,953)
Prepaids	(70,171)	(465,893)
Employee Advances	—	(33)
Accounts Payable and Accrued Expenses	155,497	59,415
Commitments and Contingencies	(19,000)	—
Net Cash Used in Operating Activities:	(657,938)	(168,755)

Cash Flows from Investing Activities:
Purchase of Fixed Assets	(5,695)	(225)
Cash Acquired in Merger	8,714	4,238
Cash Purchase of Investment - Shona Banda	(3,980)	—
Purchase of Intangibles	(150,000)	—
Purchase of digital currency	—	—
Cash received for sale of available for sale securities	—	—
Spin Off	—	—
Net cash paid in Merger	—	—
Note Receivable - Related Party	—	—
Advances to Related Parties	(742)	(15,000)
Net Cash Used in Investing Activities:	(151,703)	(10,987)

Cash Flows from Financing Activities:
Cash Proceed from Sale of Stock	415,136	—
Proceeds Received from Private Placement Memorandum	356,100	—
Advances to Related Parties	(49,086)	(6,015)
Payments to Related Parties	—	—
Contributions by related parties	—	—
Proceeds from Related Parties	50,000	251,300
Net Cash Provided by Financing Activities:	772,150	245,285

NET CHANGE IN CASH AND CASH EQUIVALENTS	(37,491)	65,543

Cash and Cash Equivalents - Beginning of Period	257,746	10,356

Cash and Cash Equivalents - End of Period	$220,255	$75,899

Supplemental Disclosures of Non Cash Activities:
Contribution of Digital Currency	$ —	$5,931
Fair Value of Conversion of Amounts Due to Related Party and Accrued Interest	$100,086	$255,834
Fair Value of Shares Issued for Reduction of Stock Payable	$379,900	$ —
Shares Issued for Accrued Liabilities	$ —	$15,000
Fair Value of Shares Issued for Intangibles	$60,100	$ —
Fair Value of Shares and NCI Issued for Purchase of PrestoCorp	$5,463,202	$ —
Fair Value of Shares Issued for Services in Prepaid Expenses	$1,000,000	$ —
Adjustment to purchase price of iBudTender	$163,386	$ —

The accompanying notes are an integral part of these condensed consolidated financial statements

CANNABIS SATIVA, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2017 and 2016

1. Organization and Summary of Significant Accounting Policies:

Nature of Corporation:

Ultra Sun Corp (the “Company,” “we” or “our”) was incorporated under the laws of Nevada in November 2004.  On November 13, 2013, we changed our name to Cannabis Sativa, Inc.   Our wholly-owned subsidiary Kush was acquired by us in June 2014 in exchange for shares of our common stock.  Our wholly-owned subsidiary Wild Earth Naturals, Inc. (“Wild Earth”) was acquired by us in July 2013 in exchange for shares of our common stock.  From our inception through September 30, 2013 we were engaged in the tanning salon business and operated a tanning salon in Saratoga Springs, Utah under the name “Sahara Sun Tanning.”  As a result of our acquisition of Wild Earth in July 2013, we became engaged in the herbal skin care products business.  On September 30, 2013, we sold the assets of the tanning salon business to a third party.  As a result of our acquisition of Kush in June 2014, along with our Wild Earth operations we are now engaged in the developing and promoting of natural cannabis products.  On November 2, 2015, Kush was spun out of the Company.  On August 8, 2016, the Company entered into a securities purchase agreement with iBudtender Inc. to purchase 50.1% of iBudtender Inc.  On July 27, 2017, the Company entered into a securities purchase agreement with PrestoCorp to purchase 51% of PrestoCorp.

Basis of Presentation:

The accompanying condensed consolidated balance sheet at December 31, 2016, has been derived from audited consolidated financial statements and the unaudited consolidated financial statements as of September 30, 2017 and 2016, have been prepared in accordance with generally accepted accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements, and should be read in conjunction with the audited consolidated financial statements and related footnotes included in our Annual report on Form 10-K for the year ended December 31, 2016 (the “2016 Annual Report”), filed with the Securities and Exchange Commission (the “SEC”).  It is management’s opinion, however, that all material adjustments (consisting of normal recurring adjustments), have been made which are necessary for a fair financial statements presentation.  The consolidated financial statements include all material adjustments (consisting of normal recurring accruals) necessary to make the consolidated financial statements not misleading as required by Regulation S-X, Rule 10-01.  Operating results for the nine months ended September 30, 2017, are not necessarily indicative of the results of operations expected for the year ending December 31, 2017.

Principles of Consolidation:

The consolidated financial statements include the accounts of Cannabis Sativa, Inc., and its wholly owned subsidiaries; Wild Earth Naturals, Inc., Hi-Brands International, Inc., Eden Holdings LLC and its 50.1% and 51% ownership of iBudtender Inc and PrestoCorp, respectively, (collectively the “Company”).  All significant inter-company balances have been eliminated in consolidation.

Method of Accounting:

The Company maintains its books and prepares its condensed consolidated financial statements on the accrual basis of accounting.

Use of Estimates:

The preparation of these condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Such management estimates include the valuation of digital currency, allowance for doubtful accounts, realizability of inventories, valuation of intangible assets in connection with business combinations, recoverability of long-lived assets and goodwill, and the valuation of equity based instruments. Actual results could differ from those estimates.

Liquidity

Our operations have been financed primarily through proceeds from notes payable, convertible notes payable, sale of common stock and revenue generated from sales of our products and services. These funds have provided us with the resources to operate our business, sell and support our products, attract and retain key personnel and add new products to our portfolio. We have experienced net losses and negative cash flows from operations each year since our inception. As of September 30, 2017, we had an accumulated deficit of approximately $64,000,000.

We have raised funds through the issuance of debt and the sale of common stock. We have also issued equity instruments in certain circumstances to pay for services from officers, professionals and consultants. During 2017, a total of $771,236 was raised in gross proceeds from the issuance of common stock.   See Note 9 for the Company’s plan for the future.

Inventory:

Inventory cost includes those costs directly attributable to the product before sale. Inventory consists of salves, ointments, lotions, creams, balms, and marketing merchandise and is carried at the lower of cost or net realizable value, using first-in, first-out method of determining cost. At September 30, 2017, there was $9,036 in raw materials and $250 in finished goods inventory. At December 31, 2016 the Company has $8,783 in raw materials and $345 in finished goods inventory.

Fair Value of Financial Instruments:

The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of accounts receivable, accounts payable, accrued liabilities, and notes payable approximate fair value given their short term nature or effective interest rates.

Net Loss per Share:

Net loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period and contains no dilutive securities. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. Common stock equivalents from convertible notes payable, warrants and preferred stock were approximately 732,000 and 732,000 at September 30, 2017 and 2016 and are excluded from the calculation of diluted net loss per share because the effect is anti-dilutive.

Revenue Recognition:

The Company recognizes revenue from product sales or services rendered when the following four revenue recognition criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured.

Digital Currencies Translations and Re-measurements

The Company accounts for digital currencies, which it considers to be an operating asset, at their initial cost and subsequently re-measures the carrying amounts of digital currencies it owns at each reporting period based on their current fair value. The changes in the fair value of digital currencies are included as a component of income or loss from operations. The Company currently classifies digital currencies as a current asset. The Company estimates the equivalency rate of hempcoins to bitcoins to USD from Coinmarketcap.com. The equivalency rate of garycoins to bitcoins to USD is estimated from C-cex.com and Coinmarketcap.com. The Company also estimates a liquidity discount. The equivalency rate obtained from Coinmarket represents a generally well recognized quoted price in an active market for bitcoins, which market and related database are accessible to the Company on an ongoing basis.

Intangible Assets:

Intangible assets are comprised of patents, trademarks, the Company’s “CBDS.com” website domain and intellectual property rights.  The patent is being amortized using the straight-line method over its economic life, which is estimated to be twenty (20) years.  The trademarks are being amortized between 15 and 20 years. CBDS.com website is being amortized using the straight-line method over its economic life, which is estimated to be fifteen (15) years.  The intellectual property rights are being amortized using the straight-line method over its economic life, which is estimated to be between (5 - 15) years.

Stock-Based Compensation:

Stock-based compensation is computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718. FASB ASC 718 requires all share-based payment to employees, including grants of employee stock options, to be recognized as compensation expense in the financial statements based on their fair values.  That expense will be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company has selected the Black-Scholes option pricing model as the most appropriate fair value method for our awards and has recognized compensation costs immediately as our awards are 100% vested.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of FASB ASC 505-50.  The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete.

In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.  Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, whichever is more readily determinable in accordance with ASC 718.

Advertising Expense:

Advertising costs are expensed as incurred and are included in general and administrative expense in the accompanying consolidated statements of operations. Advertising costs were approximately $172,400 and $77,900 for the nine months ended September 30, 2017 and 2016, respectively.

Recent Accounting Pronouncements:

There have been no recent accounting pronouncements issued which are expected to have a material effect on the Company’s financial statements. Management continues to monitor and review recently issued accounting guidance upon issuance.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. This updated guidance supersedes the current revenue recognition guidance, including industry-specific guidance. The updated guidance introduces a five-step model to achieve its core principal of the entity recognizing revenue to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14 which deferred the effective date by one year for public entities and others. The amendments in this ASU are effective for interim and annual periods beginning after December 15, 2017 for public business entities, certain not-for-profit entities, and certain employee benefit plans. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. In March 2016, the FASB issued ASU 2016-08 which clarifies the implementation guidance on principal versus agent considerations. In April

2016, the FASB issued ASU 2016-10 which clarifies the principle for determining whether a good or service is “separately identifiable” and, therefore, should be accounted for separately. In May 2016 the FASB issued ASU 2016-12 which clarifies the objective of the collectability criterion. A separate update issued in May 2016 clarifies the accounting for shipping and handling fees and costs as well as accounting for consideration given by a vendor to a customer. The guidance includes indicators to assist an entity in determining whether it controls a specified good or service before it is transferred to the customers.

We plan to adopt the standard on January 1, 2018. We currently believe that once we do adopt this standard, we will use the modified retrospective approach. Under the modified approach, an entity recognizes “the cumulative effect of initially applying the ASU as an adjustment to the opening balance of retained earnings of the annual reporting period that includes the date of initial application” (revenue in periods presented in the consolidated financial statements before that date is reported under guidance in effect before the change). Using this approach, an entity applies the guidance in the ASU to existing contracts (those for which the entity has remaining performance obligations) as of, and new contracts after, the date of initial application. The ASU is not applied to contracts that were completed before the effective date (i.e., an entity has no remaining performance obligations to fulfill). Entities that elect the modified approach must disclose an explanation of the impact of adopting the ASU, including the consolidated financial statement line items and respective amounts directly affected by the standard’s application.

While we are still currently assessing the impact of the new standard, our revenue is primarily generated from the sale of finished product to customers. Those sales predominantly contain a single delivery element and revenue is recognized at a single point in time when ownership, risks and rewards transfer. The timing of revenue recognition for these product sales are not materially impacted by the new standard. However, we are utilizing a comprehensive approach to assess the impact of the guidance on our current contract portfolio by reviewing our current accounting policies and practices to identify potential differences that would result from applying the new requirements to our revenue contracts, including evaluation of performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, allocating the transaction price to each separate performance obligation and accounting treatment of costs to obtain and fulfill contracts. We continue to make significant progress on the potential impact on our accounting policies and internal control processes including system readiness. In addition, we will update certain disclosures, as applicable, included in our filings pursuant to the Securities Exchange Act of 1934, as amended, to meet the requirements of the new guidance.

In February 2016, the FASB issued ASU 2016-02, Leases. The standard requires lessees to recognize lease assets and lease liabilities on the consolidated balance sheet and requires expanded disclosures about leasing arrangements. We plan to adopt the standard on January 1, 2019. We are currently assessing the impact that the new standard will have on our consolidated financial statements, which will consist primarily of a balance sheet gross up of our operating leases to show equal and offsetting lease assets and lease liabilities.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230) – Classification of Certain Cash Receipts and Cash Payments. This ASU provides clarification regarding how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This ASU addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The issues addressed in this ASU that will affect us is classifying debt prepayments or debt extinguishment costs and contingent consideration payments made after a business combination. This update is effective for annual and interim periods beginning after December 15, 2017, and interim periods within that reporting period and is to be applied using a retrospective transition method to each period presented. Early adoption is permitted. The adoption of this ASU did not have a material impact on our condensed consolidated financial position, results of operations and related disclosures and had no other impact to the accompanying condensed consolidated statement of cash flows for the nine months ended September 30, 2017 and 2016.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends ASC Topic 718, Compensation - Stock Compensation. The ASU involves several aspects of the accounting for share-based payment transactions, including the income tax consequences, forfeitures, classification of awards as either equity or liabilities and classification on the statement of cash flows. Certain of these changes are required to be applied retrospectively, while other changes are required to be applied prospectively. ASU 2016-09 is effective for public business entities for annual reporting periods beginning after December 15, 2016, and interim periods within that reporting period. Early adoption will be permitted in any interim or annual period, with any adjustments reflected as of the beginning of the fiscal year of adoption. As a result of the adoption of this ASU as of January 1, 2017, we have made an entity-wide accounting policy election to account for forfeitures when they occur. There is no cumulative-effect adjustment as a result of the adoption of this ASU as our estimated forfeiture rate prior to adoption of this ASU was 0%. The adoption of this ASU did not have a material impact on our condensed consolidated financial statements and related disclosures.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes. Current U.S. GAAP requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in this update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments in this update apply to all entities that present a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in this update. The amendments in this update will align the presentation of deferred income tax assets and liabilities with International Financial Reporting Standards (IFRS) and are effective for fiscal years after December 15, 2016, including interim periods within those annual periods. The adoption of this ASU as of January 1, 2017 did not have a material impact on our condensed consolidated financial statements and related disclosures.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. Topic 330. Inventory, currently requires an entity to measure inventory at the lower of cost or market. Market could be replacement cost, net realizable value, or net realizable value less an approximately normal profit margin. The amendments apply to all other inventory, which includes inventory that is measured using first-in, first-out (FIFO) or average cost. An entity should measure in scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments in this ASU more closely align the measurement of inventory in U.S. GAAP with the measurement of inventory in IFRS. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The amendments should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period.

The adoption of this ASU as of January 1, 2017 did not have a material impact on our condensed consolidated financial statements and related disclosures.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. This updated guidance supersedes the current revenue recognition guidance, including industry-specific guidance. The updated guidance introduces a five-step model to achieve its core principal of the entity recognizing revenue to depict the transfer of goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14 which deferred the effective date by one year for public entities and others. The amendments in this ASU are effective for interim and annual periods beginning after December 15, 2017 for public business entities, certain not-for-profit entities, and certain employee benefit plans. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. In March 2016, the FASB issued ASU 2016-08 which clarifies the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU 2016-10 which clarifies the principle for determining whether a good or service is “separately identifiable” and, therefore, should be accounted for separately. In May 2016 the FASB issued ASU 2016-12 which clarifies the objective of the collectability criterion. A separate update issued in May 2016 clarifies the accounting for shipping and handling fees and costs as well as accounting for consideration given by a vendor to a customer. The guidance includes indicators to assist an entity in determining whether it controls a specified good or service before it is transferred to the customers.

We plan to adopt the standard on January 1, 2018. We currently believe that once we do adopt this standard, we will use the modified retrospective approach. Under the modified approach, an entity recognizes “the cumulative effect of initially applying the ASU as an adjustment to the opening balance of retained earnings of the annual reporting period that includes the date of initial application” (revenue in periods presented in the consolidated financial statements before that date is reported under guidance in effect before the change). Using this approach, an entity applies the guidance in the ASU to existing contracts (those for which the entity has remaining performance obligations) as of, and new contracts after, the date of initial application. The ASU is not applied to contracts that were completed before the effective date (i.e., an entity has no remaining performance obligations to fulfill). Entities that elect the modified approach must disclose an explanation of the impact of adopting the ASU, including the consolidated financial statement line items and respective amounts directly affected by the standard’s application.

While we are still currently assessing the impact of the new standard, our revenue is primarily generated from the sale of finished product to customers. Those sales predominantly contain a single delivery element and revenue is recognized at a single point in time when ownership, risks and rewards transfer. The timing of revenue recognition for these product sales are not materially impacted by the new standard. However, we are utilizing a comprehensive approach to assess the impact of the guidance on our current contract portfolio by reviewing our current accounting policies and practices to identify potential differences that would result from applying the new requirements to our revenue contracts, including evaluation of performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, allocating the transaction price to each separate performance obligation and accounting treatment of costs to obtain and fulfill contracts. We continue to make significant progress on the potential impact on our accounting policies and internal control processes including system readiness. In addition, we will update certain disclosures, as applicable, included in our filings pursuant to the Securities Exchange Act of 1934, as amended, to meet the requirements of the new guidance.

In February 2016, the FASB issued ASU 2016-02, Leases. The standard requires lessees to recognize lease assets and lease liabilities on the consolidated balance sheet and requires expanded disclosures about leasing arrangements. We plan to adopt the standard on January 1, 2019. We are currently assessing the impact that the new standard will have on our consolidated financial statements, which will consist primarily of a balance sheet gross up of our operating leases to show equal and offsetting lease assets and lease liabilities.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This ASU 2014-15 describes how an entity should assess its ability to meet obligations and sets rules for how this information should be disclosed in the consolidated financial statements. The standard provides accounting guidance that will be used along with existing auditing standards. The ASU 2014-15 is effective for the annual period ending after December 15, 2016. Early application is permitted. The adoption of this ASU as of January 1, 2017 did not have a material impact on our condensed consolidated financial statements and related disclosures.

2.  Eden Holdings LLC

During the quarter ended September 30, 2014, the Company created Eden Holdings LLC.  The purpose of the entity is to hold the intellectual property of Cannabis Sativa, Inc.  As of September 30, 2017 and 2016, there has been no activity in the LLC.

3.   Fair Value Measurements

We adopted ASC Topic 820 for financial instruments measured at fair value on a recurring basis. ASC Topic 820 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information.  These estimates involve uncertainties and cannot be determined with precision.  The carrying amounts of accounts receivable, inventory, accounts payable and accrued liabilities, approximate fair value given their short term nature or effective interest rates.  We measure certain financial instruments at fair value on a recurring basis.

As of September 30, 2017, assets and liabilities measured at fair value on a recurring basis were as follows:

	Total	Level 1	Level 2	Level 3
Assets:
Digital Currency	$30,169	$-	$30,169	$-
Total assets measured at fair value - unaudited	$30,169	$-	$30,169	$-

As of December 31, 2016, assets and liabilities measured at fair value on a recurring basis were as follows:

	Total	Level 1	Level 2	Level 3
Assets:
Digital Currency	$41,191	$-	$41,191	$-
Total assets measured at fair value	$41,191	$-	$41,191	$-

4.  Hempcoins

At September 30, 2017 and December 31, 2016, the Company has possession of approximately 110,000,000 Hempcoins.  Hempcoins are reported as digital currency.  Every 10 Hempcoins are backed by 1 share of Rocky Mountain Inc (RMTN).  At September 30, 2017 and December 31, 2016 the value of Hempcoins was $14,365 and $14,911, respectively, computed by converting first to bitcoin and then to US Dollars. (See Note 1).  100,000,000 hempcoins were contributed to the Company in 2015 by a director with a cost basis of $4,731. Approximately 10,000,000 were earned by the Company during 2015 with a cost basis of $207.

5.  Garycoins

At September 30, 2017 and December 31, 2016, the Company has possession of 900,005,098 cryptocurrency coins named “President Johnson” trading under symbol “GARY,” which were contributed to the Company by a director during 2016 with a cost basis of $5,931.  President Johnson coins are reported as digital currency.  At September 30, 2017 and December 31, 2016 the value of these coins was estimated to be $15,804 and $26,280, respectively, computed by converting to a bitcoin value in US Dollars and adjusted for estimated liquidity limitations. (See Note 1).

6.  Intangibles

Intangible assets consisted of the following at September 30, 2017 and December 31, 2016:

	Unaudited
	September 30,	December 31,
	2017	2016

CBDS.com website (Cannabis Sativa)	$ 13,999	$ 13,999
Intellectual Property Rights (Cannabis Sativa)	2,894,250	2,894,250
Intellectual Property Rights Vaporpenz (Cannabis Sativa)	210,100	-
Intellectual Property Rights (iBudtender)	330,000	400,000
Intellectual Property Rights (PrestoDr)	1,080,000	-
Patents and Trademarks (Cannabis Sativa)	17,348	17,348
Patents and Trademarks (Wild Earth)	4,425	4,425
	4,550,122	3,330,022
Less: Accumulated Amortization	(711,898)	(389,054)

Net Intangible Assets	$ 3,838,224	$ 2,940,968

Amortization expense for the nine months ended September 30, 2017 and 2016 was $322,844 and $12,946 respectively.  Amortization for each of the next 5 years is $1,323,600 annually.

Goodwill of $4,719,869 consists of $336,667 and $247,051 from the acquisition of iBudtender at September 30, 2017 (as adjusted based on final purchase price allocation) and December 31, 2016, respectively and $4,383,202 and $-0- from the acquisition of PrestoCorp at September 31, 2017 and December 31, 2016, respectively.

The following summary approximates goodwill adjustments during the nine months ended September 30, 2017:

Beginning Balance	$ 247,051
PrestoCorp	4,383,202
iBudtender	89,616
Ending Balance	$ 4,719,869

7.  Related Parties

The Company has received advances from related parties and officers of the Company to cover operating expenses.  At September 30, 2017 and December 31, 2016, net amounts due to the related parties were $358,266 and $451,879, respectively. During the nine months ended September 30, 2017 and 2016, the Company has imputed interest on these advances at the rates between 5% and 8% per annum and has recorded interest expense related to these balances in the amount of $11,880 and $3,509, respectively.  Because the related parties do not expect the imputed interest to be repaid, the interest has been recorded as a contribution of capital.

At September 30, 2017 and December 31, 2016 the Company has a note receivable from a related party in the amount of $15,742 and $15,000, respectively, which is due on demand.

8.  Stockholders’ Equity

Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock.  The Company designated and determined the rights of Series A preferred stock (“Series A”) with a par value of $0.001.  The Company is authorized to issue 5,000,000 shares of Series A.  The holders of Series A are entitled to dividends if the Company declares a dividend on common shares, have no liquidation preference, have voting rights equal to 1 vote per share, and can be converted into one share of common.

Common Stock

During the year ended December 31, 2016, the board of directors approved the issuance of 1,077,433 shares of common stock for services in the amount of $2,721,150.  Approximately $158,000 was recorded as prepaid consulting due to the non-forfeitable nature of the shares issued.  During the nine months ended September 30, 2017, the Company amortized approximately $111,000 to professional fees in the accompanying consolidated statement of operations.

During the year ended December 31, 2016 the board of directors approved the issuance of 150,000 shares of common stock to purchase iBudtender Inc., with a fair value of $300,000 (see Note 10).  At September 30, 2017 and December 31, 2016, 50,000 shares have yet to be issued.

The Company approved a Private Placement Memorandum on October 14, 2016.  The total offering proceeds can be up to $1,500,000 by offering 625,000 of the Company’s stock at $2.40 per share. Each unit will consist of 1 (one) share of common stock and 1 (one) warrant.  Each warrant entitles the holder to purchase 1 (one) common share at the exercise price of $4.00 which expire in January 2020.  The offering terminated on December 14, 2016 but can be extended for up to 60 additional days.  At March 31, 2017 and December 31, 2016, the Company had received $356,100 and $197,730, respectively, for a total of $553,830.  At March 31, 2017, all the stock had been issued to investors, totaling 230,775 shares common stock including the $197,730 included in stock payable at December 31, 2016.  At December 31, 2016 no stock had yet been issued. Such amount was included in stock subscriptions payable in the accompanying balance sheet at December 31, 2016.

During the nine months ended September 30, 2017, the board of directors approved the issuance of 914,008 shares of common stock for services rendered from January 2017 to October 2019 in the amount of $4,069,484, including a loss on settlement of approximately $37,000.  Of the above stock issuances, approximately $1,000,000 was recorded as prepaids in the accompanying balance sheet and is being amortized over the related service period.  Approximately $-0- was amortized during the nine months ended September 30, 2017.  The fair value of the shares issued was based on the market price of the Company’s common stock on the measurement date.

During the nine months ended September 30, 2017, a related party purchased 80,000 shares common stock for $415,136 in cash.

During the nine months ended September 30, 2017, a related party note payable was repaid in the amount of $100,000 plus $4,469, in interest with the issuance of 43,169 shares of common stock, per the terms of the note agreement.

During the nine months ended September 30, 2017, the Company paid $150,000 and issued 10,000 shares of common stock to purchase intellectual property.  The total investment was valued at $210,100 of which the 10,000 shares of common stock issued was valued at $60,100.  The Company has recorded the intellectual property rights in intangible assets in the accompanying condensed consolidated balance sheet.

During the nine months ended September 30, 2017, the Company issued 1,027,169 shares of common stock to purchase intellectual property.  The total investment was valued at $5,463,202 The Company has recorded the intellectual property rights in intangible assets in the accompanying condensed consolidated balance sheet.  See Note 11.

9.  Going Concern Considerations

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying condensed consolidated financial statements, the Company has negative working capital, has incurred operating losses since inception, and has not yet produced significant continuing revenues from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern. Management anticipates that it will be able to raise additional working capital through the issuance of stock and through additional loans from investors.

The ability of the Company to continue as a going concern is dependent on its ability to raise adequate capital to fund operating losses until it is able to engage in profitable business operations. To the extent financing is not available, the Company may not be able to, or may be delayed in, developing its services and meeting its obligations. The Company will continue to evaluate its projected expenditures relative to its available cash and to evaluate additional means of financing in order to satisfy its working capital and other cash requirements. The accompanying financial statements do not reflect any adjustments that might result from the outcome of these uncertainties.

10.  Commitments and Contingencies

Lease

The Company leases an office and warehouse facility in Mesquite, Nevada that serves as the principal executive offices and provides manufacturing and warehouse space. The leased space consists of 908 square feet.  Rent expense for the nine months ended September 30, 2017 and 2016 was $11,288 and $6,945 respectively.  On March 1, 2017, a new lease agreement was signed at a monthly rate of $1,392.  Lease term is for 12 (twelve) months with a renewal option available for an additional 12 (twelve) months.

Litigation

In the ordinary course of business, we may face various claims brought by third parties and we may, from time to time, make claims or take legal actions to assert our rights, including intellectual property disputes, contractual disputes and other commercial disputes. Any of these claims could subject us to litigation. Management believes the outcomes of currently pending claims are not likely to have a material effect on our consolidated financial position and results of operations.

Stock Payable

During the nine months ended September 30, 2017 the Company recorded approximately $969,000 of stock payable related to common stock to be issued.  The following summary approximates the activity of stock payable during the nine months ended September 30, 2017:

Beginning Balance, 12/31/16	$ 243,000
Additions	1,106,000
Issuances	(380,000)
Ending Balance, 9/30/17	$ 969,000

11.  Purchase of PrestoCorp

Effective August 1, 2017, the Company purchased 51% voting interest in PrestoCorp.  The Company can issue PrestoCorp 1,027,169 shares of common stock valued at approximately $3,500,000.  In exchange, PrestoCorp issued 2,550 shares of its common stock to the Company.   The purchase price includes an earn-out based on future performance of PrestoCorp if certain revenue and income milestones are achieved.

The following summarizes the transaction with PrestoCorp at closing on August 1, 2017:

Cash	$ 8,714
Prepaid Assets	8,565
Property & Equipment, Net	8,702
Intellectual Property	1,080,000
Goodwill	4,383,202
Total Assets	$ 5,489,183

Accounts Payable & Accrued Exps	(20,507)
Fair value of NCI	(3,130,000)
Due to – Related Parties	(5,473)

Net Purchase	$ 2,333,203

In determining the fair value of the intangible assets, the Company considered, among other factors, the best use of acquired assets such as a business to consumer web portal and app, analyses of historical financial performance of the products and estimates of future performance of the products and intellectual properties acquired. The fair values of the identified intangible assets related to Intellectual Property and Goodwill and the Company has preliminarily recorded the purchase price of the identified intangible assets and is amortizing such assets over their estimated useful lives ranging from 5-10 years.  The goodwill of $4,383,202 arising from the purchase of PrestoCorp consists largely of the synergies and economies of scale expected from combining the operations of the Company and PrestoCorp. None of the goodwill recognized is expected to be deductible for income tax purposes. The fair value of the non-controlling interest is based on the estimated fair value, net of discounts for lack of marketability and control.  The establishment of the allocation to goodwill and identifiable intangible assets requires the extensive use of accounting estimates and management judgment. The fair values assigned to the assets acquired are based on estimates and assumptions from data currently available.

The following unaudited supplemental pro forma information for the nine months ended September 30, 2017 and the year ended December 31, 2016 assumes the acquisition of PrestoCorp had occurred as of January 1, 2017 and 2016, giving effect to purchase accounting adjustments such as amortization of intangible assets. The pro forma data is for informational purposes only and may not necessarily reflect the actual results of operations had the assets of PrestoCorp, been operated as part of the Company since January 1, 2017 and 2016.

	September 30, 2017	December 31, 2016
Revenues	$ 680,000	$ 546,642
Expenses	5,040,000	3,978,474
Net Loss	$ (5,720,000)	$ (3,431,832)

The following table sets forth the components of identified intangible assets associated with the Acquisition and its estimated useful life:

	Fair Value	Useful Life
Technology: Website & App	$520,000	5 Years
Customer Base	300,000	10 Years
Marketing Related	260,000	10 Years
Total Intangible Assets	$1,080,000

12.  Subsequent Events

Common Stock Issued for Services

During the period from October 1, 2017 through November 14, 2017, 64,083 shares were issued for services provided by the Board of Directors and 238,799 shares were issued to vendors for services.

On November 6, 2017, the Company issued 1,000 shares of Presto Corp. Series A Preferred Stock (“Series A”) for sponsorship and advertising services.  The Series A have a liquidation value of $1,000 per share and are convertible into an aggregate of 332,447 shares of the Company’s common stock.  The term of the agreement is through October 2019.  The Company will compensate the vendor in connection with various introductory services.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Cannabis Sativa, Inc.

We have audited the accompanying consolidated balance sheets of Cannabis Sativa, Inc. and subsidiaries (the "Company") as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred net losses and used significant cash in operating activities since inception and has an accumulated deficit of approximately $60,000,000 and working capital deficit of approximately $410,000 as of December 31, 2016.  These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to this matter is also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty

/s/ Hall & Company Certified Public Accountants & Consultants, Inc.

Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA

May 3, 2017

CANNABIS SATIVA, INC.

CONSOLIDATED BALANCE SHEETS

December 31,	2016	2015

Assets
Current Assets
Cash and Cash Equivalents	$ 257,746	$ 10,356
Digital Currency	41,191	5,203
Accounts Receivable	2,673	-
Prepaids	158,160	44
Inventories	9,128	24,937
Investment in Joint Venture	-	35,000

Total Current Assets	468,898	75,540

Property and Equipment, Net	3,858	4,504
Intangible Assets, Net	2,940,968	2,902,254
Goodwill	247,051
Investment	-	9,760
Deposits	35,000	-
Note Receivable - Related Party	15,000	-

Total Assets	$ 3,710,775	$ 2,992,058

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts Payable and Accrued Expenses	$ 183,258	$ 328,395
Convertible Note Payable - Net of Discounts	-	5,833
Derivative	-	80,902
Stock Subscriptions Payable	242,730	14,000
Due to Related Parties - Short Term	451,879	27,427

Total Current Liabilities	877,867	456,557

Stockholders' Equity:
Preferred stock $0.001 par value; 5,000,000 shares authorized; 732,018 issued and outstanding	732	732
Common stock $0.001 par value; 45,000,000 shares authorized; 18,645,021 and 17,374,738 shares issued and outstanding, respectively	18,645	17,375
Additional Paid-In Capital	61,820,910	58,609,455
Accumulated Deficit	(59,226,331)	(56,092,955)

Total Cannabis Sativa, Inc. Stockholders' Equity	2,613,956	2,534,607

Non-Controlling Interest	218,952	894

Total Stockholders' Equity	2,832,908	2,535,501

Total Liabilities and Stockholders' Equity	$ 3,710,775	$ 2,992,058

The accompanying notes are an integral part of these consolidated financial statements

CANNABIS SATIVA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31,	2016	2015

Revenues	$ 29,168	$ 11,344

Cost of Revenues	27,321	10,023

Gross Profit	1,847	1,321

Operating Expenses
Impairment Expense	9,760	-
Professional fees	2,136,788	8,833,133
General and Administrative Expenses	684,869	136,120

Total Operating Expenses	2,831,417	8,969,253

Loss from Operations	(2,829,570)	(8,967,932)

Other (Income) and Expenses
Change in Fair Value of Derivative	1,621	174,290
Gain on Digital Currency Conversion	(30,056)	(266)
Interest Expense	353,464	182,319

Total Other Expenses, net	325,029	356,343

Loss from Continuing Operations Before Discontinued Operations	(3,154,599)	(9,324,275)

Loss from Discontinued Operations	-	(108,440)

Loss Before Income Taxes	(3,154,599)	(9,432,715)

Income Taxes	-	-

Net Loss	(3,154,599)	(9,432,715)

Loss Attributable to Non-Controlling Interest	(21,223)	-

Net Loss Attributable To Cannabis Sativa, Inc.	$ (3,133,376)	$ (9,432,715)

Net Loss per Common Share:
Basic & Diluted Continuing Operations	$ (0.18)	$ (0.57)
Basic & Diluted Discontinued Operations	$ -	$ (0.01)

Weighted Average Common Shares Outstanding:
Basic & Diluted	17,866,631	16,227,690

The accompanying notes are an integral part of these consolidated financial statements

CANNABIS SATIVA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT FOR THE YEARS ENDED DECEMBER 31 2016 AND 2015

	Preferred Stock		Common Stock
	$ .001 Par		$ .001 Par						'
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Non-Controlling Interest	Total Stockholders Deficit

Balance - January 1, 2015	-	$ -	15,114,738	$ 15,115	$ 46,614,604	$ 4,876	$ (46,915,104)	$ 894	$ (279,615)

Preferred Stock Issued for Related Party Debt	732,018	732	-	-	611,128	-	-	-	611,860
Contribution Based on Shortfall of Value of Preferred Stock to Debt Settled	-	-	-	-	245,310	-	-	-	245,310
Preferred Stock Issued for Related Party Debt	1,500,000	1,500			2,888,999	-	-	-	2,890,499
Shares Issued for Services	-	-	1,010,000	1,010	8,166,240	-	-	-	8,167,250
Derivatives on Preferred Stock Issued	-	-	-	-	(47,000)	-	-	-	(47,000)
Reclassification of Derivative on Preferred Stock					252,000				252,000
Derivatives on Convertible Note	-	-	-	-	73,003	-	-	-	73,003
Spin-Off	(1,500,000)	(1,500)	1,250,000	1,250	(238,172)	(4,876)	254,864	-	11,566
Imputed Interest on Loans	-	-	-	-	33,300	-	-	-	33,300
Contributed by Shareholder	-	-	-	-	5,312	-	-	-	5,312
Investment in Hemp Coins	-	-	-	-	4,731	-	-	-	4,731
Net Loss	-	-	-	-	-	-	(9,432,715)	-	(9,432,715)

Balance - December 31, 2015	732,018	732	17,374,738	17,375	58,609,455	-	(56,092,955)	894	2,535,501

Shares Issued for Services	-	-	1,077,433	1,077	2,720,073	-	-	-	2,721,150
Conversion of Debt to Equity	-	-	299,298	299	572,664	-	-	-	572,963
Imputed Interest on Loans	-	-	-	-	9,716	-	-	-	9,716
Stock Returned	-	-	(256,448)	(256)	(479,302)	-	-	-	(479,558)
Conversion of Debt to Equity Derivative Change	-	-	-	-	82,523	-	-	-	82,523
Investment in Gary Coins	-	-	-	-	5,931	-	-	-	5,931
Purchase of iBudtender	-	-	150,000	150	299,850	-	-	239,281	539,281
Net Loss	-	-	-	-	-	-	(3,133,376)	(21,223)	(3,154,599)

Balance - December 31, 2016	732,018	$ 732	18,645,021	$ 18,645	$ 61,820,910	$ -	$ (59,226,331)	$ 218,952	$ 2,832,908

The accompanying notes are an integral part of these consolidated financial statements

CANNABIS SATIVA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31,	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss for the Period	$ (3,154,599)	$ (9,432,715)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Bad Debt	9,800	4,190
Change in Fair Value of Derivative	1,621	174,290
Interest Expense Derivatives and Discounts	179,467	155,448
Impairment	9,760	-
Depreciation and Amortization	361,932	105,481
Stock Issued for Services	2,643,067	8,806,250
Stock Returned - Legal Settlement	(479,558)	-
Imputed Interest on Loans	9,716	33,300
Changes in assets and liabilities:
Digital Currency	(30,057)	-
Accounts Receivable	(12,473)	(4,190)
Inventories	15,809	(7,100)
Prepaids	(33)	(31)
Deposits	(35,000)	1,031
Accounts Payable and Accrued Expenses	228,530	(174,069)
Accounts Payable and Accrued Expenses - Kush	-	6,084
Net Cash Used in Operating Activities:	(252,018)	(332,031)
Net Cash Provided by Discontinued Activities:	-	6,840

Cash Flows from Investing Activities:
Purchase of Fixed Assets and Intangibles	-	(14,739)
Purchase of digital currency	-	(5,203)
Cash received for sale of available for sale securities	-	4,876
Spin Off	-	11,566
Net cash paid in Merger	(44,365)	-
Advances to Related Parties	-	-
Note Receivable - Related Party	(15,000)	-
Net Cash Used in Investing Activities:	(59,365)	(3,500)
Net Cash Provided by Discontinued Activities:	-	-

Cash Flows from Financing Activities:
Payments to Related Parties	(7,738)	(42,398)
Contributions by related parties	-	10,043
Proceeds Received from Private Placement Memorandum	197,730	-
Proceeds from Related Parties	368,781	345,408
Net Cash Provided by Financing Activities:	558,773	313,053

NET CHANGE IN CASH AND CASH EQUIVALENTS	247,390	(15,638)

Cash and Cash Equivalents - Beginning of Year	10,356	25,994

Cash and Cash Equivalents - End of Year	$ 257,746	$ 10,356

Supplemental Disclosure of Cash Flow Activities:
Interest	$ (2,078)	$ -
Income taxes	$ -	$ -

Supplemental Disclosures of Non Cash Activities:
Contribution of Digital Currency	$ 5,931	$ -
Conversion of Debt to Equity	$ 387,663	$ -
Note payable issued in connection with R&D joint venture	$ -	$ 35,000
Fair value of derivatives issued with preferred and note payable	$ -	$ 182,000
Fair value of derivatives reclassified to additional paid-in capital	$ 82,523	$ 325,003
Intangibles acquired	$ 400,000	$ -
Common stock issued upon conversion of note payable	$ 35,000	$ -
Common stock issued for prepaid consulting	$ 417,000	$ -
Preferred Shares Issued for Related Party Payables	$ -	$ 3,747,669
Goodwill acquired in acquisition	$ 247,051	$ -

The accompanying notes are an integral part of these consolidated financial statements

CANNABIS SATIVA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2016 and 2015

1. Organization and Summary of Significant Accounting Policies:

Nature of Corporation:

Ultra Sun Corp (the “Company,” “we” or “our”) was incorporated under the laws of Nevada in November 2004.  On November 13, 2013, we changed our name to Cannabis Sativa, Inc.   Our wholly-owned subsidiary Kush was acquired by us in June 2014 in exchange for shares of our common stock.  Our wholly-owned subsidiary Wild Earth Naturals, Inc. (“Wild Earth”) was acquired by us in July 2013 in exchange for shares of our common stock.  From our inception through September 30, 2013 we were engaged in the tanning salon business and operated a tanning salon in Saratoga Springs, Utah under the name “Sahara Sun Tanning.”  As a result of our acquisition of Wild Earth in July 2013, we became engaged in the herbal skin care products business.  On September 30, 2013, we sold the assets of the tanning salon business to a third party.  As a result of our acquisition of Kush in June 2014, along with our Wild Earth operations we are now engaged in the developing and promoting of natural cannabis products.  On November 2, 2015, Kush was spun out of the Company.  On August 8, 2016 the Company entered into a securities purchase agreement with iBudtender Inc. to purchase 50.1% of iBudtender Inc.

Principles of Consolidation:

The consolidated financial statements include the accounts of Cannabis Sativa, Inc., and its wholly owned subsidiary; Wild Earth Naturals, Inc., Hi-Brands International, Inc., Eden Holdings LLC and Kush (through November 2015 – that date of spin-off), its 90% ownership of Kubby Patent and Licensing, Limited liability company and its 50.1% ownership of iBudtender Inc. (the “Company”).  All significant inter-company balances have been eliminated in consolidation.

Method of Accounting:

The Company maintains its books and prepares its financial statements on the accrual basis of accounting.

Use of Estimates:

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Such management estimates include the valuation of realizability of digital currency, allowance for doubtful accounts, realizability of inventories, valuation of intangible assets, recoverability of long-lived assets, fair valuation of derivative liabilities and the valuation of equity based instruments and beneficial conversion features. Actual results could differ from those estimates.

Liquidity

Our operations have been financed primarily through proceeds from notes payable, convertible notes payable, sale of common stock and revenue generated from sales of our products. These funds have provided us with the resources to operate our business, sell and support our products, attract and retain key personnel and add new products to our portfolio. We have experienced net losses and negative cash flows from operations each year since our inception. As of December 31, 2016, we had an accumulated deficit of approximately $60,000,000 and a working capital deficit of approximately $400,000.

We have raised funds through the issuance of debt and the sale of common stock. We have also issued equity instruments in certain circumstances to pay for services from vendors and consultants. In December 2016, we raised $197,730 in gross proceeds from the issuance of a private placement memorandum.  As of December 31, 2016, such shares have not been issued.

Accounts Receivable:

We estimate credit loss reserves for accounts receivable on an individual receivable basis. A specific impairment allowance reserve is established based on expected future cash flows and the financial condition of the debtor.  We charge off customer balances in part or in full when it is more likely than not that we will not collect that amount of the balance due.  We consider any balance unpaid after the contract payment period to be past due.  At December 31, 2016 and 2015 the Company has established an allowance for doubtful accounts of $-0-.

Inventory:

Inventory cost includes those costs directly attributable to the product before sale. Inventory consists of salves, ointments, lotions, creams and balms and is carried at the lower of cost or market, using first-in, first-out method of determining cost. At December 31, 2016 the Company has $8,783 in raw materials and $345 in finished goods inventory.  At December 31, 2015 there was $24,044 in raw materials and $893 in finished goods inventory.

Fixed Assets:

Property and equipment are recorded at cost.  Depreciation is provided for on the straight-line method over the estimated useful lives of the assets.  The average lives range from five (5) to ten (10) years.  Leasehold improvements are amortized on the straight-line method over the lesser of the lease term or the useful life. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred.  Betterments or renewals are capitalized when incurred.

Fair Value of Financial Instruments:

The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of accounts receivable, accounts payable, accrued liabilities, and notes payable approximate fair value given their short term nature or effective interest rates.

Cash and Cash Equivalents:

For financial accounting purposes, cash and cash equivalents are considered to be all highly liquid investments purchased with an initial maturity of three (3) months or less.

Net Loss per Share:

Net loss per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period and contains no dilutive securities. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity.  Common stock equivalents from convertible notes payable and preferred stock were approximately $775,000 and $750,000 at December 31, 2016 and 2015, respectively and are excluded from the calculation of diluted net loss per share because the effect is anti-dilutive.

Revenue Recognition:

The Company recognizes revenue from product sales or services rendered when the following four revenue recognition criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured.

Digital Currencies Translations and Re-measurements

The Company accounts for digital currencies, which it considers to be an operating asset, at their initial cost and subsequently re-measures the carrying amounts of digital currencies it owns at each reporting period based on their current fair value. The changes in the fair value of digital currencies are included as a component of income or loss from operations. The Company currently classifies digital currencies as a current asset. The Company estimates the equivalency rate of hempcoins to bitcoins to USD from Coinmarketcap.com. The equivalency rate of garycoins to bitcoins to USD is estimated from C-cex.com and Coinmarketcap.com.  The equivalency rate obtained from Coinmarket represents a generally well recognized quoted price in an active market for bitcoins, which market and related database are accessible to the Company on an ongoing basis.

Intangible Assets:

Intangible assets are comprised of patents, trademarks, the Company’s “CBDS.com” website domain and intellectual property rights.  The patent is being amortized using the straight-line method over its economic life, which is estimated to be twenty (20) years.  The trademark, which is still in the application phase, is expected to have an indefinite useful life.  The CBDS.com website is being amortized using the straight-line method over its economic life, which is estimated to be fifteen (15) years.  The intellectual property rights are being amortized using the straight-line month over its economic life, which is estimated to be (20) years.

Long-Lived Assets:

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We evaluate assets for potential impairment by comparing estimated future undiscounted net cash flows to the carrying amount of the assets. If the carrying amount of the assets exceeds the estimated future undiscounted cash flows, impairment is measured based on the difference between the carrying amount of the assets and fair value. Assets to be disposed of would be separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet, if material. During the years ended December 31, 2016 and 2015, we did not recognize any impairment of our long-lived assets.

Income Taxes:

The Company estimates the annual tax rate based on projected taxable income for the full year and records a quarterly income tax provision in accordance with the anticipated annual rate. As the year progresses, we refine the estimates of the year’s taxable income as new information becomes available, including year-to-date financial results. This continual estimation process can result in a change to the expected effective tax rate for the year. When this occurs, the Company adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate. Significant judgment may be required in determining the Company’s effective tax rate and in evaluating our tax positions.

The effective income tax rate of 0% for the periods ended December 31, 2016 and 2015 differed from the statutory rate, due primarily to net operating losses incurred by the Company in the respective periods.  For the year ended December 31, 2016 a tax benefit of approximately $470,006 would have been generated.  For the year ended December 31, 2015 a tax benefit of approximately $1,414,907 would have been generated.  However, all benefits have been fully offset through an allowance account due to the uncertainty of the utilization of the net operating losses. As of December 31, 2016 the Company had net operating losses of approximately $3,133,376 resulting in a deferred tax asset of approximately $470,006.  As of December 31, 2015 the Company had net operating losses of approximately $9,432,715 resulting in a deferred tax asset of approximately $1,414,907.

The Company has established a valuation allowance in the full amount of the deferred tax asset due to the uncertainty of the utilization of operating losses in future periods.

Derivative Liabilities:

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

The Company reviews the terms of the preferred stock, common stock, warrants and convertible debt it issues to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments.  In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. The Company uses a lattice model for valuation of the derivative.

When an instrument contains embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments.  The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense, using the effective interest method.

Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether net cash settlement of the derivative instrument could be required within the 12 months of the balance sheet date.

Stock-Based Compensation:

Stock-based compensation is computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718. FASB ASC 718 requires all share-based payment to employees, including grants of employee stock options, to be recognized as compensation expense in the financial statements based on their fair values.  That expense will be recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). The Company has selected the Black-Scholes option pricing model as the most appropriate fair value method for our awards and have recognized compensation costs immediately as our awards are 100% vested.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of FASB ASC 505-50.  The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete.

In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.  Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, whichever is more readily determinable in accordance with ASC 718.

Advertising Expense:

Advertising costs are expensed as incurred and are included in general and administrative expense in the accompanying consolidated statements of operations. Advertising costs were approximately $145,595 and $80,847 for the years ended December 31, 2016 and 2015, respectively.

Business Combinations:

We account for business combinations by recognizing the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair values on the acquisition date. The final purchase price may be adjusted up to one year from the date of the acquisition. Identifying the fair value of the tangible and intangible assets and liabilities acquired requires the use of estimates by management and was based upon currently available data. Examples of critical estimates in valuing certain of the intangible assets we have acquired or may acquire in the future include but are not limited to future expected cash flows from product sales, support agreements, consulting contracts, other customer contracts, and acquired developed technologies and patents and discount rates utilized in valuation estimates.

Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results. Additionally, any change in the fair value of the acquisition-related contingent consideration subsequent to the acquisition date, including changes from events after the acquisition date, such as changes in our estimate of relevant revenue or other targets, will be recognized in earnings in the period of the estimated fair value change. A change in fair value of the acquisition-related contingent consideration or the occurrence of events that cause results to differ from our estimates or assumptions could have a material effect on the consolidated statements of operations, financial position and cash flows in the period of the change in the estimate.

Pending Accounting Pronouncements:

There have been no recent accounting pronouncements issued which are expected to have a material effect on the Company’s financial statements. Management continues to monitor and review recently issued accounting guidance upon issuance.

2.  Eden Holdings LLC

During the quarter ended September 30, 2014, the Company created Eden Holdings LLC.  The purpose of the entity is to hold the intellectual property of Cannabis Sativa, Inc.  As of December 31, 2016 and 2015 there has been no activity in the LLC.

3.   Fair Value Measurements

We adopted ASC Topic 820 for financial instruments measured at fair value on a recurring basis. ASC Topic 820 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information.  These estimates involve uncertainties and cannot be determined with precision.  The carrying amounts of accounts receivable, inventory, notes payable, accounts payable, accrued liabilities approximate fair value given their short term nature or effective interest rates.  We measure certain financial instruments at fair value on a recurring basis.

As of December 31, 2016, assets and liabilities measured at fair value on a recurring basis were as follows:

	Total	Level 1	Level 2	Level 3
Assets:
Digital Currency	$ 28,051	$ -	$ 28,051	$ -
Total assets measured at fair value	$ 28,051	$ -	$ 28,051	$ -

As of December 31, 2015, assets and liabilities measured at fair value on a recurring basis were as follows:

	Total	Level 1	Level 2	Level 3
Assets:
Digital Currency	$ 5,203	$ -	$ 5,203	$ -
Total assets measured at fair value	$ 5,203	$ -	$ 5,203	$ -

Liabilities:
Derivative Liability	$ 80,902	$ -	$ -	$ 80,902
Total liabilities measured at fair value	$ 80,902	$ -	$ -	$ 80,902

The following table presents the approximate changes in fair value of the Company’s embedded conversion features (see Notes 6 and 8) measured at fair value on a recurring basis for the years ended December 31, 2015 and 2016:

Balance, December 31, 2014	$––
Issuance of embedded conversion features	232,000
Change in fair value	174,000
Reclassification to additional paid-in capital	(325,000)
Balance, December 31, 2015	81,000
Issuance of embedded conversion features	-
Change in fair value	2,000
Reclassification to additional paid-in capital	(83,000)
Balance, December 31, 2016	$-

4.  Hempcoins

At December 31, 2016, the Company has possession of 110,000,000 Hempcoins.  Hempcoins are reported as digital currency.  Every 10 Hempcoins are backed by 1 share of Rocky Mountain Inc (RMTN).  At December 31, 2016 and 2015 the value of Hempcoins was $14,911 and $5,203, respectively, computed by converting first to bitcoin and then to US Dollars. (See Note 1).  100,000,000 hempcoins were contributed to the Company in 2015 by a director with a cost basis of $4,731.  10,000,000 were earned by the Company during 2015 with a cost basis of $207.

5.  Garycoins

At December 31, 2016, the Company has possession of 900,005,098 cryptocurrency coins named “President Johnson” trading under symbol “GARY,”  which were contributed to the Company by a director during 2016 with a cost basis of $5,931.  President Johnson coins are reported as digital currency.  At December 31, 2016 and 2015 the value of these coins was estimated to be $26,280 and $-0-, respectively, computed by converting to a bitcoin value in US Dollars. (See Note 1).

6.  Investment in Joint Venture

On September 11, 2015, Hi-Brands International, Inc. a wholly owned subsidiary of the Company entered into a joint venture agreement with I.D.E.A – International Dental Emergency Alliance, LLC. (IDEA).  IDEA is the developer of a pharmacy discount card distribution and online marketing platform with access to a network of approximately 60,000 participating pharmacies through a virtual and/or physical discount card.  IDEA and the Company wish to develop, market and distribute a private label discount card and system under its proprietary brands and/or trademarks to the general public and to sub-distributors. The Company and IDEA have agreed to share all revenues 50/50 and IDEA has agreed to pay the Company 50% of a $0.50 shared fee per claim.  The claim fee will increase based upon a set schedule as claims increase.  The term of the agreement is for 3 years, but can be renewed for an additional three (3) year term periods.  IDEA is charging the Company a set up fee and as part of the agreement IDEA is expected to generate 25,000 members/cardholders in the first year.

The Company entered into a convertible note payable with IDEA for payment of the $35,000 set-up fee.  The convertible note and accrued interest were convertible into shares of the Company’s common stock at a variable conversion price equal to 40% multiplied by the average of the 3 highest and 2 lowest trading days in the 10-day period preceding conversion.  In addition, the note contains an antidilution feature in which the conversion price could further adjust if the Company sells equity securities at an effective price less than the current conversion price, as defined.   The maturity date of the note was January 2, 2017. The note bore interest at 10%.  IDEA converted the note into 30,000 shares in April 2016.  In December 2016, the Company issued an additional 30,000 as compensation to IDEA, which were valued at approximately $150,000 based on the closing price on such date and recorded as interest expense.

During the year ended December 31, 2015, the Company recorded the initial derivative liability of approximately $83,000 based upon the following Black-Scholes option pricing model average assumptions: an exercise price of $0.92, stock price on the date of grant of $2.31, expected dividend yield of 0%, expected volatility of 179%, risk free interest rate of 0.50% and expected term of 2 years. Upon initial valuation, the derivative liability exceeded the face value of the convertible note payable by approximately $48,000, which was recorded as a day one loss on derivative liability.  Subsequent remeasurements were based on the following assumptions at December 31, 2015 and April 20, 2016 (date of conversion): exercise prices of $0.28 and $2.05, stock price on the valuation date of $0.70 and $5.12, expected dividend yield of 0% and 0%, expected volatility of 134% and 169%, risk free interest rate of 0.50% and 0.50% and expected terms of 2 and 2 years, respectively.  Upon conversion, the Company reclassified approximately $83,000 to additional paid-in capital related to the convertible note.

7.  Fixed Assets and Intangibles

Property and Equipment consisted of the following at December 31, 2016 and 2015:

	December 31,	December 31,
	2016	2015
Furniture and Equipment	$5,667	$5,667
Leasehold Improvements	2,500	2,500
	8,167	8,167
Less: Accumulated Depreciation	4,309	3,663
Net Property and Equipment	$3,858	$4,504

Depreciation expense for the years ended December 31, 2016 and 2015 was $646 and $708, respectively.

Intangible assets consisted of the following at December 31, 2016 and 2015:

	December 31,	December 31,
	2016	2015
CBDS.com website (Cannabis Sativa)	$13,999	$13,999
Intellectual Property Rights (Cannabis Sativa)	$1,484,250	1,484,250
Intellectual Property Rights (iBudtender)	400,000	––
Patents and Trademarks (Cannabis Sativa)	17,348	17,348
Patents and Trademarks (Wild Earth)	4,425	4,425
Patents and Trademarks (KPAL)	$1,410,000	$1,410,000
	3,330,022	2,930,022
Less: Accumulated Amortization	389,054	27,768
Net Intangible Assets	$2,940,968	$2,902,254

Amortization expense for the years ended December 31, 2016 and 2015 was $361,286 and $104,773 respectively.  Amortization for each of the next 5 years is $146,427 annually.

Goodwill consisted of the following at December 31, 2016 and 2015:

Beginning balance, December 31, 2015	$-
Acquisition of iBudtender (see Note 12)	247,051
Ending balance, December 31, 2016	$247,051

8.  Related Parties

During the years ended December 31, 2016 and 2015, the Company received additional short-term advances from related parties and officers of the Company to cover operating expenses.  During 2016 and 2015, net advances to the Company were approximately $369,000 and $345,000, respectively.  During 2016 and 2015, the Company has imputed interest on these sums at the rate of 5% per annum and has recorded interest expense related to these balances in the amount of $9,716 and $33,300, respectively.  Because the related parties do not expect the imputed interest to be repaid, the interest has been recorded as a contribution of capital.

Included in the advances noted above for 2015, is a $100,000 convertible note payable to a related party investor.  The convertible note and accrued interest are convertible into shares of the Company’s common stock at a conversion price equal to $2.00.  In addition, the note contained an antidilution feature in which the conversion price could further adjust if the Company sells equity securities at an effective price less than the current conversion price, as defined.   The maturity date of the note was April 2017. The note bore interest at 10%.  The related party converted the note into shares of the Company’s preferred stock in September 2015 (see below).

During the year ended December 31, 2015, the Company recorded the initial derivative liability of $101,605 based upon the following Black-Scholes option pricing model average assumptions: an exercise price of $2.00, stock price on the date of grant of $2.28, expected dividend yield of 0%, expected volatility of 166%, risk free interest rate of 0.50% and expected term of 2 years. Upon initial valuation, the derivative liability exceeded the face value of the convertible note payable by approximately $1,600, which was recorded as a day one loss on derivative liability.  Subsequent remeasurement was based on the following assumptions at September 30, 2015 (date of conversion): an exercise price of $2.00, stock price on the valuation date of $2.05, expected dividend yield of 0%, expected volatility of 176%, risk free interest rate of 0.50% and expected term of.50 years. Upon conversion, the Company reclassified approximately $73,000 to additional paid-in capital.

During the year ended December 31, 2015, the Company issued 428,585 shares of preferred stock in connection with the conversion of approximately $857,170 of amounts due (including the amount noted directly above).  The preferred shares contained a ratchet provision that if the Company’s share price dropped below $2 per share between October 2015 – December 2015, then additional shares will be issued to the holders, as defined.  In accordance with such provision, the Company issued an additional 303,433 shares, which were valued at approximately $250,000 and recorded as interest expense.  The Company recorded the provision as a derivative liability with an initial value of $47,000, a change in fair value during the period it existed (October 2015 – December 2015) of $205,000 and reclassified the fair value at expiration of $252,000 to additional paid in capital.

The Company used a discounted cash flow analysis based on a lack of historical earnings.  Such forecast was developed based on the Company’s best estimates of future cash flows, including, among others, average gross margin of approximately 32% and an average net income of approximately 4.6% of revenues.  As the Company operates in a developing market, such assumptions are based on significant subjectivity.

The Company also has a $15,000 note receivable from a related party, which is due on demand.

9.  Stockholders’ Equity

Preferred Stock

The Company authorized 5,000,000 shares of preferred stock.  The Company designated and determined the rights of Series A preferred stock (“Series A”) with a par value of $0.001.  The Company is authorized to issue 5,000,000 shares of Series A.  The holders of Series A are entitled to dividends if the Company declares a dividend on common shares, have no liquidation preference, have voting rights equal to 1 vote per share, and can be converted into one share of common.

During the year ended December 31, 2015, the Company issued 732,018 shares of preferred stock in connection with the conversion of amounts due to related parties (see Note 8).

During the year ended December 31, 2015 the board of directors approved the issuance of 1,500,000 shares of preferred stock to relieve the related party debt in the amount of $2,890,499 that was acquired with the purchase of Kush Inc. (see Note 15.)

Common Stock

During the year ended December 31, 2015 the board of directors approved the issuance of 1,010,000 shares of restricted common stock for services in the amount of $8,167,250.

During the year ended December 31, 2016 the board of directors approved the issuance of 1,077,433 restricted shares of common stock for services in the amount of $2,721,150.  Approximately $417,000 was recorded as prepaid consulting due to the non-forfeitable nature of the shares issued.  During the year ended December 31, 2016, the Company amortized approximately $260,000 to professional fees in the accompanying consolidated statement of operations.

During the year ended December 31, 2016 the board of directors approved the issuance of 299,298 shares of common stock to relieve debt in the amount of $572,963.

During the year ended December 31, 2016, 256,488 shares of common stock previously issued for services were returned to the Company with a fair value of $479,558 at the time of the return.

During the year ended December 31, 2016 the board of directors approved the issuance of 150,000 shares of common stock to purchase iBudtender Inc., with a fair value of $300,000 (see Note 12).  At December 31, 2016, 50,000 shares have yet to be issued.

The Company approved a Private Placement Memorandum on October 14, 2016.  The total offering proceeds can be up to $1,500,000 by offering 625,000 of the Company’s stock at $2.40 per share. Each unit will consist of 1 (one) share of common stock and 1 (one) warrant.  Each warrant entitles the holder to purchase 1(one) common share at the exercise price of $4.00.  The offering was scheduled to terminate on December 14, 2016 but could be extended for up to 60 additional days. The offering did terminate on January 31, 2017.  At December 31, 2016, the Company had received $197,730 but at December 31, 2016 no stock had yet been issued. Such amount is included in stock subscriptions payable in the accompanying balance sheet at December 31, 2016.

10.  Convertible Promissory Notes Payable

The Company had the following convertible notes payable:

	December 31,	December 31,
	2016	2015

Convertible Note Payable	$ -	$35,000
Less: Discounts	-	29,167

Convertible note payable, net	$ -	$5,833

See Notes 6 and 8 for the disclosures on convertible notes.

11. Hi Brands International Inc. – Centuria Foods Agreement

On February 6, 2015, the Company formed Hi Brands International Inc., a Nevada Corporation and wholly owned subsidiary of Cannabis Sativa, Inc.

On February 25, 2015, the Company through its wholly owned subsidiary Hi Brands International, Inc. (jointly referred to hereinafter as “Cannabis Sativa”), entered into a Purchase, Supply and Joint Venture Agreement (the “Agreement”), with Centuria Natural Foods, Inc. (“Centuria”) whereby Cannabis Sativa will market Centuria’s proprietary CBD (Cannabidiol) Rich Hemp Oil products (the “Products”).

The initial term of the Agreement is one year which may be renewed for additional one year periods upon the mutual agreement of the parties.  Within the first 90 days of the initial term of the Agreement, Cannabis Sativa shall order at least 5,000 units of Product.  Thereafter, Cannabis Sativa shall order at least 5,000 units of Product per month with the additional requirement that Cannabis Sativa order a minimum of 55,000 units of Product during the first 12 months of the Agreement.  Fifty percent of all gross revenue generated by the sale of the Products will be paid to Cannabis Sativa and fifty percent will be paid to Centuria.

As of December 31, 2016, there has not been any activity in Hi Brands International Inc. other than the execution of the above agreement.  The Company has not ordered any product under this agreement as of December 31, 2016.  On October 6, 2016, this agreement was terminated by mutual consent.

12.  Purchase of iBudtender Inc.

On August 8, 2016, the Company purchased 50.1% interest in iBudtender Inc.  The Company paid iBudtender $50,000 and agreed to issue iBudtender 150,000 shares of common stock, of which 100,000 were issued at closing and 50,000 are to be issued 180 days from closing.  In exchange, iBudtender issued 5,010,000 shares of its common stock to the Company.   Since this was not a significant acquisition, the Company did not file an Amended 8K.

The following summarizes the transaction with iBudtender at closing on August 8, 2016:

Cash	$5,635
Intellectual Property	400,000
Goodwill	247,051
Total Assets	$652,686

Fair value of NCI	-239,281
Notes Payable – Related Parties	-63,405

Net Purchase	$350,000

In determining the fair value of the intangible assets, the Company considered, among other factors, the best use of acquired assets such as a business to consumer web portal and app, analyses of historical financial performance of the products and estimates of future performance of the products and intellectual properties acquired. The fair values of the identified intangible assets related to Intellectual Property and Goodwill and the Company has preliminarily recorded the purchase price as an intangible asset and such asset is being amortized over its estimated useful life of 10 years.  During 2014 and 2015, the Company utilized an amortization period of 20 years, but based on a change in estimate and the evolving industry, the Company is utilizing a useful life of 10 years. The purchase price allocation is subject to completion of the Company’s analysis of the fair value of the assets acquired as of the date of the acquisition. Any related adjustment is not expected to be material.  The final valuation is expected to be completed as soon as practicable but no later than one year from the closing of the transaction. The fair value of the non-controlling interest is based on the estimated fair value, net of discounts for lack of marketability and control.  The establishment of the allocation to goodwill and identifiable intangible assets requires the extensive use of accounting estimates and management judgment. The fair values assigned to the assets acquired are based on estimates and assumptions from data currently available.

The following unaudited supplemental pro forma information for the years ended December 31, 2016 and 2015, assumes the acquisition of iBudtender, Inc. had occurred as of January 1, 2016 and 2015, giving effect to purchase accounting adjustments such as amortization of intangible assets.

The pro forma data is for informational purposes only and may not necessarily reflect the actual results of operations had the assets of iBudtender, Inc. been operated as part of the Company since January 1, 2016 and 2015.

	2016	2015
Revenues	$ 29,168	$ 17,044
Expenses	3,183,767	9,480,334
Net Loss	$ (3,154,599)	$ (9,463,290)

The following table sets forth the components of identified intangible assets associated with the Acquisition and its estimated useful life:

	Fair Value	Useful Life
Technology: Website & App	$400,000	15 Years

13.  Going Concern Considerations

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying consolidated financial statements, the Company has negative working capital, has incurred operating losses since inception, and has not yet produced significant continuing revenues from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern. Management anticipates that it will be able to raise additional working capital through the issuance of stock and through additional loans from investors.

The ability of the Company to continue as a going concern is dependent on its ability to raise adequate capital to fund operating losses until it is able to engage in profitable business operations. To the extent financing is not available, the Company may not be able to, or may be delayed in, developing its services and meeting its obligations. The Company will continue to evaluate its projected expenditures relative to its available cash and to evaluate additional means of financing in order to satisfy its working capital and other cash requirements. The accompanying financial statements do not reflect any adjustments that might result from the outcome of these uncertainties.

14.  Commitments and Contingencies

The Company leases an office and warehouse facility in Mesquite, Nevada that serves as the principal executive offices and provides manufacturing and warehouse space. The leased space consists of 908 square feet.  The building in which the space was located is in foreclosure, therefore, the Company rented from the bank that controls the property on a month to month basis.  Rent expense was $772 per month. Rent expense for the years ended December 31, 2016 and 2015 was $9,321 and $8,490, respectively.  On March 1, 2017, a new lease agreement was signed at a monthly rate of $1,392.  Lease term is for 12 (twelve) months with a renewal option available for an additional 12 (twelve) months.

Litigation

In the ordinary course of business, we may face various claims brought by third parties and we may, from time to time, make claims or take legal actions to assert our rights, including intellectual property disputes, contractual disputes and other commercial disputes. Any of these claims could subject us to litigation. Management believes the outcomes of currently pending claims are not likely to have a material effect on our consolidated financial position and results of operations.

In May 2015, a suit was brought against the Company by a subcontractor for non-payment of services.  In April 2017, the pending litigation was settled for $19,000, which the Company had accrued for as of December 31, 2015.

Indemnities

The Company’s Articles of incorporation and Bylaws require us, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as our director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by us. We also indemnify our lessor in connection with our facility lease for certain claims arising from the use of the facilities. These indemnities do not provide for any limitation of the maximum potential future payments we could be obligated to make. Historically, we have not incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities in the accompanying consolidated balance sheets.

15. Discontinued Operations / Spin-Off

Kush

Kush was a party to three individual license agreements with Steve Kubby.  Pursuant to the license agreements Kush owed license fees to Mr. Kubby of approximately $2,900,000.  During 2015, and in contemplation of the spin-off, all liability to Mr. Kubby was retired in exchange for 1,500,000 shares of Cannabis Sativa Preferred Stock, which were valued at approximately $2,900,000.

On November 2, 2015, the Company approved the spin-off of Kush. In this transaction, every shareholder of CBDS received 4.3155 Kush shares for every share of CBDS stock that they held as of August 25, 2015, the record date.  As a part of the spin-off transaction, Kubby exchanged his 1,500,000 shares of Cannabis Sativa Preferred Stock for a controlling interest in Kush. Additionally, as part of the spinoff, Kush was issued 1,250,000 shares of the Company’s common stock in exchange for 9% ownership of Kush.

Based on the substance of the spinoff transaction, such related party transaction was recorded at its book value resulting in a net adjustment of approximately $12,000 to the Company’s stockholders’ equity.  The Company reclassified its operations as discontinued in accordance with ASC No. 205-20, Discontinued Operations.

The following financial information presents the statement of operations of Kush from January 1, 2015 through November 2, 2015 (the spin off date):

Revenues	$0
Expenses	108,440
Net loss	$108,440

16.   Subsequent Events

Private Placement Memorandum

Subsequent to December 31, 2016 the Company completed its Private Placement Memorandum.  A total of 230,775 units were purchased at $2.40 per unit.  Each unit consisted of 1 share of common stock and 1 warrant to purchase a common share at $4.00 per share.  Prior to December 31, 2016 $197,730 was received on this memorandum.  During this time frame, the Company also sold 80,000 restricted common shares in an isolated transaction for $415,136.

Common Stock Issued for Services

During the period from January 1, 2017 through April 30, 2017, 430,209 restricted shares were issued for services.

Acquisition

In April 2017, the Company purchased intellectual property associated with the White Rabbit line of cannabis products, for $150,000 and 10,000 shares of the Company’s common stock.

FINANCIAL INFORMATION OF PRESTOCORP

On August 1, 2017, the Company filed a current report on Form 8-K disclosing the acquisition of a 51% interest in PrestoCorp, a Delaware corporation.  On November 14, 2017, the Company filed an amendment to that Form 8-K for the purpose of attaching the financial statements of PrestoCorp.  The November 14, 2017, Form 8-K/A filing has attached to it the following:

Audited Financial Statements of PrestoCorp comprised of the balance sheets as of December 31, 2016 and 2015 and the related statements of income, changes in stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes to the financial statements;

Unaudited interim finanial information for PrestoCorp as of June 30,2017 and 2016; and

Unaudited proforma condensed financial information for PrestoCorp and Cannabis Sativa, Inc.

All of the financial information filed on November 14, 2017, in the Company’s current report on Form 8-K/A is hereby incorporated herein by reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimated.

Securities and Exchange Commission registration fee	$117.80
Miscellaneous expenses	500.00
Legal	10,000.00
Accounting fees and expenses	5,000.00
Total	$15,617.80

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the three years preceding the filing of this registration statement, Registrant has not sold securities without registration under the Securities Act of 1933, except as described below.

On June 30, 2014, the Company, CBDS Merger Corp., a Nevada corporation ("Merger Corp."), and KUSH, a Nevada corporation ("Kush") entered into an Agreement and Plan of Reorganization dated as of June 30, 2014 (the "Reorganization Agreement") pursuant to which the Company formed Merger Corp. as a new, wholly-owned subsidiary of the Registrant, Merger Corp. was merged into Kush with Kush continuing as the surviving corporation, and the Company issued 3,300,667 shares of its restricted common stock to the stockholders of Kush in exchange for all the issued and outstanding shares of Kush capital stock (the "Reorganization").  As a result of the Reorganization, Kush became a wholly owned subsidiary of the Company and the Company had a total of 15,014,738 shares of common stock outstanding, of which 3,300,667 or approximately 22.0% were issued to the Kush stockholders.

On August 15, 2014, the Company issued 100,000 shares of its Common Stock to Evan Tweede, Incorporated pursuant to a Service Agreement whereas Evan Tweede is to provide high level marketing and product development consulting services to the Company.  The value of the shares was determined to be $1,000,000 based on the trading price of the Company's stock on the date of the agreement.  The $1,000,000 is being amortized over 18 months.  For the year ended December 31, 2014, the Company recognized $375,000 of expense related to the issuance with $625,000 recorded as prepaid consulting expense on the Company's balance sheet.

During the fiscal year ended December 31, 2015, the Company issued 1,250,000 shares of common stock in exchange for the issued and outstanding stock of KUSH, a Nevada corporation.  The shares had a fair value of $1,862,500.

During the fiscal year ended December 31, 2015, the Company issued 230,000 shares of common stock to members of the board of directors as compensation for their service on the board.  The shares had a fair value of $1,816,400.

During the fiscal year ended December 31, 2015, the Company issued 880,000 shares of common stock to various consultants as compensation for consulting services provided to the Company.  The shares had a fair value of $6,350,850.

During the fiscal year ended December 31, 2016, the board of directors approved the issuance of 150,000 shares of common stock to the owner of iBudtender Inc. to purchase iBudtender Inc.  The shares had a fair value of $300,000.  At December 31, 2016, 50,000 shares had yet to be issued.

During the fiscal year ended December 31, 2016, the Company issued 140,000 shares of common stock to members of the board of directors as compensation for their service on the board.  The shares had a fair value of $386,050.

During the fiscal year ended December 31, 2016, the Company issued 937,433 shares of common stock to various consultants as compensation for consulting services rendered for the Company.  The shares had a fair value of $2,335,100.

During the fiscal year ended December 31, 2016, the Company issued 60,000 shares of common stock to convert a note payable.  The shares had a fair value of $185,300.

During the fiscal year ended December 31, 2016, the Company issued 239,298 shares of common stock in payment of various liabilities owed by the Company.  The shares had a fair value of $387,663.

During the fiscal year ended December 31, 2016, the Company received back 256,448 previously issued common shares in a legal settlement.  The shares had a fair value of $479,558.

The board of directors approved a Private Placement Memorandum (“PPM”) on October 14, 2016, pursuant to which the Company would conduct a private placement of units.  The PPM offered 625,000 units at $2.40 per unit. Each unit consisted of one share of common stock and one warrant.  Each warrant entitles the holder to purchase one share of common stock at an exercise price of $2.00.  The warrants expire on January 31, 2020.  The offering terminated on January 31, 2017.  During the quarter ended March 31, 2017, the Company issued 230,775 shares of common stock and warrants subscribed for under the PPM in exchange for $553,830, of which $356,100 was received during the three months ended March 31, 2017.

During the quarter ended March 31, 2017, the Company issued 300,000 shares of common stock for services.  The shares had a fair value of $1,653,300.

During the quarter ended March 31, 2017, a related party purchased 80,000 shares of common stock for $415,136.

During the quarter ended June 30, 2017, the board of directors approved the issuance of 215,402 shares of common stock for services in the amount of approximately $1,100,000.  The fair value of the shares issued was based on the market price of the Company’s common stock on the measurement date.

During the quarter ended June 30, 2017 a related party note payable was repaid in the amount of $100,000 plus $4,469 in interest with the issuance of 43,169 shares of common stock.

During the six months ended June 30, 2017 the Company issued 10,000 shares of common stock to purchase an investment valued at $60,100.

During the quarter ended September 30, 2017, the board of directors approved the issuance of 398,606 shares of common stock for services in the amount of approximately $1,316,184.  The fair value of the shares issued was based on the market price of the Company’s common stock on the measurement date.

During the quarter ended September 30, 2017, the Company issued 1,027,169 shares of common stock to purchase intellectual property.  The total investment was valued at $5,463,202.

Each of the issuances of stock set forth above in this Item 15 was exempt from the registration requirements of Section 5 of the Securities Act of 1933 pursuant to Section 4(2) of the Act since the issuance of the shares did not involve any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

The following exhibits are filed with this registration statement:

Exhibit No.	Description
3.1	Articles of Incorporation*
3.2	Amendment to Articles of Incorporation*
3.3	Bylaws*
4.1	Specimen Common Stock Certificate of Registrant*
5.1	Opinion of Gary R. Henrie, Attorney at Law regarding the legality of the common stock being registered*
10.1	2017 Stock Plan*
10.7	Common Stock Purchase Warrant*
21.1	List of Subsidiaries*
23.1	Consent of Hall & Company Certified Public Accountants & Consultants, Inc.
23.2	Consent of Gary R. Henrie (included in Exhibit 5.1)*
23.3

Consent of Hall & Company Certified Public Accountants & Consultants, Inc. with regard to financial information of PrestoCorp filed with the SEC on Form 8-K/A on November 14, 2017,

which is incorporated herein by reference.

23.4	Powers of attorney (included in signature page)
99.1	NASDAQ Rule 4200(a)(15) regarding Director Independence*
101	Interactive Data File*

*Attached to Form S-1 filed in the EDGAR system of the Securities and Exchange Commission on December 15, 2017.

(b) Financial Statement Schedules

See the Index to Financial Statements included on page 32 for a list of the financial statements included in this prospectus.

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by Nevada Corporation Law and our bylaws. Under the Nevada Corporation Law, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)a transaction from which the director derived an improper personal profit; and

(4)willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)such indemnification is expressly required to be made by law;

(2)the proceeding was authorized by our Board of Directors;

(3)such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered hereby, which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seaside, State of California, on February 13 , 2018.

CANNABIS SATIVA, INC.

By:	/s/Mike Gravel
Mike Gravel
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mike Gravel his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) and additions to this Registration Statement and (2) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Mike Gravel

Mike Gravel, CEO and Director

February 13, 2018

/s/ Donald J. Lundbom

Donald J. Lundbom, CFO

February 13, 2018

/s/ Carolyn Merrill

Carolyn Merrill, Controller

February 13, 2018

/s/ Catherine Carroll

Catherine Carroll, Director

February 13, 2018

/s/ David Tobias

David Tobias, Director

February 13, 2018

/s/ Stephen Downing

Stephen Downing, Director

February 13, 2018

/s/ Deborah Goldsberry

Deborah Goldsberry, Director

February 13, 2018

/s/ Trevor Reed

Trevor Reed, Director

February 13, 2018